Exhibit 10.41

AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS

I

SUMMARY AND DEFINITION OF BASIC TERMS

This Agreement of Purchase and Sale and Joint Escrow Instructions (the "Agreement"), dated as of the Effective Date set forth in Section 1 of the Summary of Basic Terms, below, is made by and between GOOGLE INC., a Delaware corporation ("Buyer"), and NETAPP, INC., a Delaware corporation ("Seller").  The terms set forth below shall have the meanings set forth below when used in the Agreement.

TERMS OF AGREEMENT (first reference in the Agreement)	DESCRIPTION
1.Effective Date (Introductory Paragraph):	March 9, 2016.
2.Buildings:

The eight (8) buildings located on the Land situated in the City of Sunnyvale, County of Santa Clara, California, and commonly known as follows:  (i) an approximately 46,170 square foot building located at 1299 Orleans Drive, (ii) an approximately 42,624 square foot building located at 1277 Orleans Drive, (iii) an approximately 95,464 square foot building located at 1260 Crossman Avenue, (iv) an approximately 125,648 square foot building located at 1240 Crossman Avenue, (v) an approximately 110,160 square foot building located at 549 Baltic Avenue, (vi) an approximately 88,320 square foot building located at 641 Baltic Drive, (vii) an approximately 43,372 square foot building located at 611 Baltic, and (viii) an approximately 43,372 square foot building located at 633 Caribbean Drive.  The buildings and related Land described in items (i), (ii), (iii) and (iv) are hereinafter referred to as the “Site 2 Property.”  The buildings and related Land described in items (v), (vi), (vii) and (viii) are hereinafter referred to as the “Site 3 Property.”

3.Buyer's Notice Address (Section 14):	1600 Amphitheater Parkway Mountain View, California 94043 Attn: VP, Real Estate and Workplace Services With copies as set forth in Section 14 herein
4.Purchase Price (Section 2.1):	Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00)

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5.Deposit Initial Deposit (Section 2.2.1):	Ten Million Dollars ($10,000,000.00)
6.Additional Deposit (Section 2.2.2):	Ten Million Dollars ($10,000,000.00)
7.Escrow Holder and Escrow Holder's Notice Address (Section 3): Title Company (Section 4.2.1):

First American Title Insurance Company
1737 North First Street
Suite 600
San Jose, California 95112
Attn:  Linda Tugade

First American Title Insurance Company
1737 North First Street
Suite 600
San Jose, California 95112
Attn:  Mike Hickey

8.Contingency Deadline (Section 4.1):	5:00 pm (Pacific Time) on March 11, 2016
9.Outside Closing Date (Section 3.2):	April 12, 2016, subject to any extension rights provided in this Agreement; provided that in no event shall the Outside Closing Date be later than April 22, 2016.
10.Seller's Representative:	Ms. Elisabeth Arslaner
11.Natural Hazard Expert (Section 10.1.6(b)):	First American Title Insurance Company

II

RECITALS

A.Seller desires to sell and convey to Buyer, and Buyer desires to purchase and acquire, all of Seller’s right, title and interest in and to the following:

i.These certain parcels of land more particularly described on Exhibit "A" attached hereto (collectively, the "Land") and all of Seller's interest in all rights, privileges, easements and appurtenances benefiting the Land and/or the Improvements (as defined below), including Seller's interest, if any, in all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and/or the Improvements (the Land, the Improvements and all such rights, privileges, easements and appurtenances are sometimes collectively hereinafter referred to as the "Real Property");

ii.The Buildings, associated parking and landscaped areas and all other improvements located on the Land (the "Improvements");

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iii.All of Seller's interest as lessor in and to all leases, licenses and occupancy agreements covering the Land and Improvements, a list of which is attached hereto as Exhibit "I", (collectively, the "Leases");

iv.All of Seller's interest under the Contracts (as defined in Section 4.1.1 below); provided that the following Contracts shall not be assigned to Buyer: (i) such Contracts as Seller desires to continue to maintain after the Closing in order for Seller to fulfill Seller’s obligations pursuant to the NetApp Leases (as defined in Section 5.1.7 below) provided that such Contracts shall be terminated with respect to the portion of the Property that will not be leased back to Seller pursuant to the relevant NetApp Lease, (ii) any brokerage commission agreements (which Contracts shall be terminated by Seller effective as of the Closing at Seller's sole cost) and (iii) other Contracts which, pursuant to the terms of this Agreement shall be terminated by Seller (which Contracts shall be terminated by Seller effective as of the Closing at Seller's sole cost;

v.All tangible personal property, equipment, supplies and fixtures owned by Seller and used in the operation of, and located at, the Real Property (collectively, the “Personal Property”); provided, however, that the term “Personal Property” shall exclude (a) any electric car charging stations, generators and computer network infrastructure equipment, and (b) any tangible personal property, equipment, supplies and/or fixtures set forth on Exhibit “L” attached hereto (provided that Seller shall remove any such Property prior to the Closing or as of the expiration or earlier termination of the relevant NetApp Lease with respect to any portion of the Property that will be leased back to NetApp pursuant to a NetApp Lease and repair any damage caused by the removal of such property (including, without limitation, completing any patching and filling any holes caused by the removal), at Seller's sole cost and expense); and

vi.To the extent assignable, all of Seller's interest in any intangible property rights in connection with the foregoing, contract rights, warranties, guaranties, licenses, permits, entitlements, governmental approvals and certificates of occupancy which benefit the Real Property, the Improvements, and/or the Personal Property (the "Intangible Personal Property").  Intangible Personal Property shall not include Seller’s interest in (a) any cash, bank or other deposit accounts (except for any security deposits transferred to Buyer as provided herein), (b) refunds of prepaid expenses including any unearned insurance premiums, (c) tax refunds for periods prior to Closing (except to the extent amounts must be refunded to tenants under the Leases), (d) all insurance and other claims arising prior to the Effective Date, (e) any website maintained by Seller or its affiliates or the property manager, and (f) any trade name, service name, service mark or other proprietary or intellectual property belonging to Seller or its affiliates or the property manager.  The Real Property, the Improvements, the Personal Property, Seller’s interest under the Property Contracts, Seller's interest as lessor under the Leases, and the Intangible Personal Property are sometimes collectively hereinafter referred to as the "Property."

B.Prior to the Contingency Deadline, Buyer will have the opportunity to conduct all due diligence with regard to the Property as set forth in Sections 4.1 and 4.2 below (collectively, the "Due Diligence Investigations").

III

AGREEMENT

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows, and hereby instruct Escrow Holder as follows.

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1.Purchase and Sale.  Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in the Property upon the terms and conditions set forth in this Agreement.

2.Purchase Price.

2.1Purchase Price.  Buyer shall pay the Purchase Price for the Property as hereinafter provided in this Section 2.

2.2Deposit.

2.2.1Initial Deposit.  Within five (5) business days after the Effective Date, Buyer shall deliver to Escrow Holder the Initial Deposit.  The Initial Deposit and Additional Deposit (if applicable) shall be deposited by Escrow Holder in an interest-bearing account at a federally insured institution as Escrow Holder deems appropriate and consistent with the timing requirements of this Agreement.  The interest thereon shall accrue to the benefit of Buyer and be paid to the party receiving the Deposit pursuant to the terms of this Agreement, and Buyer and Seller hereby acknowledge that there may be penalties or interest forfeitures if the applicable instrument is redeemed prior to its specified maturity.  Buyer agrees to provide its Federal Tax Identification Number to Escrow Holder upon the Opening of Escrow.  Concurrently with the expiration of the Property Approval Period and provided Buyer has not delivered Buyer's Disapproval Notice (as those terms are defined in Sections 4.1.1 and 4.1.2, respectively, below) to Seller and Escrow Holder, the entire Initial Deposit shall become non-refundable except as otherwise expressly provided in this Agreement.  If prior to the expiration of the Property Approval Period, Buyer delivers Buyer's Disapproval Notice to Seller and Escrow Holder, this Agreement shall terminate and the Initial Deposit, together with all interest accrued thereon (but less the Independent Consideration (as defined in Section 2.4 below) and one-half (1/2) of any escrow cancellation costs), shall be returned to Buyer.  If this Agreement has not been so terminated, then, after the Contingency Deadline, the Initial Deposit together with interest accrued thereon shall be:  (i) applied and credited toward payment of the Purchase Price at the Close of Escrow, or (ii) retained by Seller as liquidated damages pursuant to Section 16.2 below, or (iii) returned to Buyer (less the Independent Consideration) if this Agreement is terminated pursuant to Sections 4.4 or 13, or this Agreement is terminated because of a material breach by Seller in accordance with Section 16.1, or this Agreement is terminated and otherwise provides for the Deposit to be refunded to Buyer.

2.2.2Additional Deposit.  Within five (5) business days after expiration of the Property Approval Period, and provided Buyer has not elected to terminate this Agreement pursuant to Section 4.1.2, Buyer shall deliver to Escrow Holder the Additional Deposit (the Additional Deposit, together with the Initial Deposit and any amounts deposited by Buyer in order to extend the Outside Closing Date pursuant to Section 3.2 below, the "Deposit").  Upon receipt by Escrow Holder, the Additional Deposit shall become non-refundable except as otherwise provided in this Agreement.  The Additional Deposit together with interest accrued thereon shall be (i) applied and credited toward payment of the Purchase Price at the Close of Escrow, (ii) retained by Seller as liquidated damages pursuant to Section 16.2 below, or (iii) returned to Buyer (less the Independent Consideration) if this Agreement is terminated because of a material breach by Seller in accordance with Section 16.1 or as is provided for in Section 13.2 below, or this Agreement is terminated and otherwise provides for the Deposit to be refunded to Buyer.

2.3Cash Balance.  On or before the Closing Date (at such time so as to allow the proceeds to be disbursed to Seller on the Closing Date), Buyer shall deposit with Escrow Holder cash by means of a confirmed wire transfer through the Federal Reserve System or cashier's check in the amount

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of the balance of the Purchase Price, plus Buyer's share of expenses and prorations as described in this Agreement.

2.4Independent Contract Consideration.  The sum of One Hundred Dollars ($100) (the “Independent Consideration”) out of the Deposit is independent of any other consideration provided hereunder, shall be fully earned by Seller upon the Effective Date, and is not refundable to Buyer under any circumstances.  Accordingly, if this Agreement is terminated for any reason by either party, the Independent Consideration shall be paid by the Escrow Holder to Seller.  Independent Consideration shall be non-refundable under all circumstances and shall not be applied to the Purchase Price at Closing.  Buyer and Seller expressly acknowledge and agree that the Independent Consideration, plus Buyer’s agreement to pay the costs provided in this Agreement, has been bargained for as consideration for Seller’s execution and delivery of this Agreement and for Buyer’s review, inspection and termination rights during the Property Approval Period, and is adequate for such purpose.

3.Escrow and Title.

3.1Opening of Escrow.  Buyer and Seller shall promptly deliver a fully executed copy of this Agreement to Escrow Holder, and the date of Escrow Holder's receipt thereof is referred to as the "Opening of Escrow".  Seller and Buyer shall execute and deliver to Escrow Holder any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and close the transactions contemplated hereby, provided such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement.  Such supplementary instructions, together with the escrow instructions set forth in this Agreement, as they may be amended from time to time by the parties, shall collectively be referred to as the "Escrow Instructions."  The Escrow Instructions may be amended and supplemented by such standard terms and provisions as the Escrow Holder may request the parties hereto to execute; provided, however, that the parties hereto and Escrow Holder acknowledge and agree that in the event of a conflict between any provision of such standard terms and provisions supplied by the Escrow Holder and the Escrow Instructions, the Escrow Instructions shall prevail.

3.2Close of Escrow/Closing.  For purposes of this Agreement, (a) the closing of the transactions contemplated by this Agreement is referred to as the "Close of Escrow" or the “Closing", and (b) the “Closing Date” shall mean the earlier of (i) the date on which the "Deed" (as defined in Section 5.1.1 below) is recorded in the Official Records of the County where the Land is located (the “Official Records”), or (ii) the date on which the Purchase Price is disbursed by Escrow Holder to Seller pursuant to Section 6.7 below.  Subject to satisfaction of the conditions to Closing set forth in this Agreement, the Close of Escrow shall occur on or before the Outside Closing Date set forth in Section 9 of the Summary of Basic Terms above.  Notwithstanding the foregoing, during the term of this Agreement, Seller shall continue to process the development approvals that are necessary from the City of Sunnyvale for a permitted floor area ratio of up to eighty percent (80%) for the Site 2 Property so long as certain green building techniques more particularly described in such approval(s) are utilized, to the extent allowed for under any relevant specific plans and the city’s zoning code; provided that Seller makes no representation or warranty as to whether such approvals can be obtained prior to the Outside Closing Date.  In the event such approvals are not obtained prior to the Outside Closing Date, Seller shall work in good faith with Buyer to allow Buyer to continue to pursue such approvals following the Close of Escrow.  Such obligation shall survive the Close of Escrow.  Buyer's or Seller's failure to perform their respective obligations hereunder, including the timely delivery by Buyer of the balance of the Purchase Price, shall constitute a material and non-curable default by such party under this Agreement.

4.Contingencies; Conditions Precedent to the Close of Escrow.

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4.1Buyer's Review.

4.1.1Delivery of Due Diligence Materials by Seller.  To the extent within the immediate possession of Seller or Seller’s property manager, Seller shall make available to Buyer and Buyer's representatives at Seller's offices, at the Property or on a diligence database established by Seller (the “Diligence Database”), for inspection and right to copy, at Buyer's expense, any environmental studies, soils studies, plans, specifications and other similar materials relating to the physical and environmental condition of the Property ("Reports").  Except as otherwise expressly set forth in this Agreement, Seller makes no representations or warranties regarding the accuracy of the Reports or that the Reports are complete copies of the same.  Buyer acknowledges and understands that all such materials made available by Seller are only for Buyer's convenience in making its own examination and determination prior to the Contingency Deadline as to whether it wishes to purchase the Property, and, in so doing, Buyer shall rely exclusively upon its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller.

Without limiting the generality of the foregoing, Seller shall also make available, in Seller’s discretion, at Seller's offices, on the Diligence Database, or at the Property for review and copying, at Buyer's expense, the following due diligence items (together with the Reports, collectively, "Due Diligence Items") at any time after Opening of Escrow, to the extent in the immediate possession of Seller or Seller’s property manager:  (a) to the extent in the possession of Seller, any plans and specifications for the Property, (b) copies of all service contracts or service agreements relating to the maintenance and operation of the Property including the service contracts set forth on Exhibit "J" hereto (but expressly excluding any contracts Seller determines are "master contracts" affecting other properties in addition to the Property and which will not be assigned to Buyer at Closing) (collectively, the "Contracts"); (c) property tax bills for the last two (2) fiscal tax years and the property tax bill for the current year to the extent in the possession of Seller; and (d) any other documents described in Exhibit “M” attached hereto.  Except as otherwise expressly set forth in this Agreement, Seller makes no representations regarding, and shall have no liability or responsibility with respect to, the accuracy or completeness of the information and/or materials included in the Due Diligence Items.  Seller acknowledges Buyer may desire to discuss or otherwise inquire about matters related to the Property with various governmental entities and utilities and the other Due Diligence Items with tenants under the Leases and other third parties.  In this regard, Buyer is permitted to contact all necessary third parties, and discuss with such third parties Due Diligence Items; provided, however, that (i): with respect to third parties that are not governmental entities, Seller is first given written (which may be electronic) notice or telephonic notice and a reasonable opportunity to be present at such contact or discussions at a time and location reasonably convenient to Seller, and (ii) with respect to third parties who are governmental entities, Seller shall meet with Buyer to understand the questions and concerns of Buyer that are best answered by such governmental entities and, to the extent that in Seller’s good faith and commercially reasonable opinion such questions and/or concerns are appropriate subject matter for a conversation with a governmental entity, shall diligently seek to meet with the relevant governmental authorities and obtain answers or requested information from such authorities and relay the results thereof to Buyer (or Buyer’s consultants with respect to matters such as the preparation of a Phase I Environmental Report).

Between the Effective Date and the Contingency Deadline (the "Property Approval Period"), Buyer shall have the right to review and investigate the Due Diligence Items, the physical and environmental condition of the Property, the character, quality, value and general utility of the Property, the zoning, land use, environmental and building requirements and restrictions applicable to the Property, the state of title to the Property, and any other factors or matters relevant to Buyer's decision to purchase the Property.  Buyer, in Buyer's sole and absolute discretion, may determine whether or not the Property is acceptable to Buyer within the Property Approval Period and whether Buyer can secure appropriate financing thereon.  Buyer shall provide Seller with at least one (1) business day’s prior written notice of

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its desire to enter upon the Real Property for inspection and/or testing and any such inspections or testing shall be conducted at a time and manner reasonably approved by Seller and to minimize disruption or interference with any tenants.  Prior to conducting any inspection or testing, Buyer or its testing consultants, as applicable, shall deliver to Seller a certificate of insurance naming Seller as additional insured (on a primary, non-contributing basis) evidencing commercial general liability and property damage insurance with limits of not less than Two Million Dollars ($2,000,000) in the aggregate for liability coverage and not less than One Million Dollars ($1,000,000) in the aggregate for property damage.  Notwithstanding the foregoing, Buyer shall not be permitted to undertake any air sampling or any intrusive or destructive testing of the Property, including a "Phase II" environmental assessment (collectively, the "Intrusive Tests"), without in each instance first (i) providing Seller with a detailed work plan identifying the applicable consultant and the type and specific locations of all proposed testing, and (ii) obtaining Seller's prior written consent thereto, which consent Seller may give or withhold in Seller's sole and absolute discretion (provided that such consent shall not be unreasonably withheld if the results of the Phase I Report, a copy of which Phase I Report shall have been delivered to Seller), recommends further testing).  Seller, and its representatives, agents, and/or contractors shall have the right to be present during any entry on the Real Property by Buyer or its representatives or consultants or any such Intrusive Test.  If Seller fails to advise Buyer of its disapproval of any proposed Intrusive Tests within such two (2) business day period, such failure shall be deemed Seller's disapproval thereof.  All work and activities conducted on the Real Property by Buyer or its representatives, vendors or consultants pursuant to this Section 4.1.1 shall be conducted in accordance with applicable law.  Buyer hereby indemnifies and holds Seller, the Seller Group (as defined below) and the Property harmless from any and all costs, loss, damages or expenses of any kind or nature arising out of or resulting from any entry and/or activities upon the Property by Buyer and/or Buyer's representatives, vendors and consultants; provided, however, such indemnification obligation shall not be applicable to Buyer's mere discovery of any adverse physical condition at the Property, except to the extent Buyer or its representatives, vendors or consultants aggravate such condition following the initial discovery of the same.  Buyer's indemnification obligations under this Section 4.1.1 shall survive the Close of Escrow or any termination of this Agreement.

4.1.2Termination.  If Buyer fails to deliver written notice ("Buyer's Disapproval Notice") to Seller and Escrow Holder prior to the Contingency Deadline of Buyer's disapproval of the Property and termination of this Agreement, Buyer shall be deemed to have unconditionally approved the Property and shall have no further right to terminate this Agreement pursuant to this Section 4.

4.1.3Due Diligence Materials.  In the event Buyer does not purchase the Property for any reason, within five (5) days after the date this Agreement is terminated Buyer shall return to Seller all documents, information and other materials supplied by Seller to Buyer, and, at Seller's written request, without warranty or representation of any kind, any final, non-proprietary inspection reports, studies, surveys, and other reports and/or test results relating to the physical and environmental condition of the Property which were prepared by consultants retained by Buyer in contemplation of this Agreement.

4.2Title and Survey.

4.2.1Buyer hereby acknowledges and agrees that (i) the Title Company has delivered to Buyer prior to the Effective Date a preliminary title report for the Property dated as of December 7, 2015 under Title Order No. NCS-766998 (the "PTR") and copies of all underlying title documents described in the PTR.  Buyer may obtain, at Buyer’s sole cost and expense, a survey (certified to include Seller) of the Property prepared by a licensed surveyor (the “Survey”).  Buyer shall deliver a copy of any Survey to Seller and Title Company within three (3) business days after Buyer’s receipt

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thereof.  Buyer shall have until five (5) business days prior to the Contingency Deadline (the "Interim Date") to provide written notice (the "Objection Notice") to Seller of any matters shown by the PTR and/or the Survey which are not satisfactory to Buyer.  If Seller and Escrow Holder have not received the Objection Notice from Buyer by the Interim Date, that shall be deemed Buyer's unconditional approval of the condition of title to the Property and the Survey.  For the avoidance of doubt, in the event that Buyer fails to obtain the Survey, Buyer shall not be entitled to disapprove or object to any survey matters shown on any existing survey in the Objection Notice or otherwise, and such survey matters shall be deemed approved by Buyer if Buyer does not terminate this Agreement prior to the Contingency Deadline pursuant to Section 4.1.2 above.  Except as provided in this Section 4.2, Seller shall have until the date which is two (2) business days prior to the Outside Closing Date to make such arrangements or take such steps as the parties shall mutually agree to satisfy Buyer's objection(s) set forth in the Objection Notice; provided, however, that, except with respect to liens secured by deeds of trust securing loans made to Seller, mechanics' liens relating to work authorized and contracted by Seller, judgment liens against Seller, and delinquent taxes (herein "Monetary Liens", which Seller agrees to have removed on or before the Outside Closing Date), Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any of Buyer’s objections in the Objection Notice.  Within two (2) business days of receipt of the Objection Notice, Seller may, in its sole discretion, deliver written notice to Buyer and Escrow Holder identifying which disapproved items Seller shall undertake to cure or not cure ("Seller's Response").  If Seller does not deliver a Seller's Response within said two (2) business day period, Seller shall be deemed to have elected to not remove or otherwise cure any exceptions disapproved by Buyer.  If Seller elects, or is deemed to have elected, not to remove or otherwise cure an exception disapproved in the Objection Notice, and Buyer does not terminate this Agreement prior to the Contingency Deadline pursuant to Section 4.1.2 above, Buyer shall be deemed to have approved Seller’s Response (or, if applicable, Seller’s deemed election to not remove or otherwise cure any exceptions disapproved by Buyer) and irrevocably waived its objection to any title and/or survey matters which Seller has not expressly undertaken to cure in Seller’s Response.  Except for Monetary Liens, all matters shown in the PTR and the Survey obtained by Buyer with respect to which Buyer fails to give an Objection Notice on or before the Interim Date shall be deemed to be approved by Buyer.

4.2.2Notwithstanding anything to the contrary herein, Buyer may not object to any of the following title matters in the Objection Notice:  (i) the preprinted standard exceptions in the PTR, (ii) the rights and interest of parties claiming under the Leases, (iii) non-delinquent real property taxes and special assessments, and (iv) zoning and other regulatory laws and ordinances affecting the Property (collectively, the “Permitted Title Matters”).  Buyer hereby acknowledges and agrees that the owner’s policy of title insurance that Buyer obtains from the Title Company insuring Buyer’s title to the Property (the “Title Policy”) may be subject to (a) the Permitted Title Matters, (b) any exceptions approved or deemed approved by Buyer pursuant to Section 4.2.1, (c) any exceptions arising from Buyer’s actions, and (d) any matters which would be disclosed by an accurate survey or physical inspection of the Property.  Buyer also acknowledges and agrees that if the Survey that Buyer obtains and delivers to the Title Company is not an ALTA survey acceptable to the Title Company for purposes of issuing an ALTA extended coverage owner’s policy of title insurance, then the Title Company would issue or be committed to issue an ALTA extended coverage owner’s policy of title insurance with a general survey exception.  Buyer shall pay the additional premium for extended coverage in excess of a standard CLTA policy and any endorsements requested by Buyer.

4.2.3If Seller delivers a Seller’s Response to Buyer specifying that Seller elects to cure any one or more of the title or survey matters objected to by Buyer in the Objection Notice, and Seller is unable or unwilling to make such arrangements or take such steps to address such objections that Seller has elected to satisfy in the Seller’s Response to Buyer’s reasonable satisfaction on or prior to the date which is two (2) business days prior to the Outside Closing Date (the “Cure Deadline”), then

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Buyer may (as its sole and exclusive remedy) terminate this Agreement by delivering written notice thereof to Seller within two (2) days following the Cure Deadline, in which event, the Deposit (less the Independent Consideration) will be returned to Buyer and, except for Buyer's indemnity and Buyer’s and Seller’s confidentiality obligations under this Agreement and any other obligations which expressly survive termination of this Agreement, the parties shall have no further rights or obligations to one another under this Agreement.  If Buyer does not deliver such written notice of termination to Seller prior to the date which is two (2) days following the Cure Deadline, then the title and/or survey matters that Buyer objected to in the Objection Notice that Seller has elected to cure, and which Seller is subsequently unable or unwilling to cure, shall be deemed approved by Buyer and will be included as exceptions to the Title Policy.  The foregoing shall not be applicable to Monetary Liens, which Seller is obligated to cure as a condition to Closing for Buyer’s benefit.

4.3Conditions Precedent to Buyer's Obligation to Close.  Buyer’s obligation to close the acquisition of the Property pursuant to this Agreement is subject to the satisfaction or waiver of the following conditions:

4.3.1Seller's Performance.  Seller shall have duly performed in all material respects each and every covenant of Seller hereunder, unless the failure or failures to perform in all material respects such covenants would not, in the aggregate, have a Material Adverse Effect (as defined in Section 18.9 below).

4.3.2Accuracy of Representations and Warranties.  On the Closing Date, all representations and warranties made by Seller in Section 11 shall be true and correct in all material respects as if made on and as of the Closing Date (subject to modifications permitted under this Agreement), unless the failure or failures of all such representations and warranties to be true and correct in all material respects would not, in the aggregate, have a Material Adverse Effect.

4.3.3Title Policy.  The irrevocable commitment of the Title Company to issue the Title Policy to Buyer subject only to the Permitted Title Exceptions upon payment of its regularly scheduled premiums therefor.

4.3.4Tenant Bankruptcy.  No tenant shall have filed for voluntary bankruptcy or be subject to an involuntary bankruptcy proceeding.

4.3.5No Material Change.  There shall be no change in the environment condition of the Property from that existing upon the expiration of the Contingency Deadline that would have a Material Adverse Effect.

4.3.6Other Conditions.  Any other condition set forth in this Agreement to Buyer’s obligation to close has been satisfied by the applicable date.

Notwithstanding anything to the contrary herein, if any of the conditions set forth in this Section 4.3 has not been satisfied by the Outside Closing Date, Seller shall have the right, by delivering written notice to Buyer prior to 5:00 p.m.  (Pacific time) on the Outside Closing Date, to extend the Outside Closing Date to April 22, 2016.

4.4Failure of Conditions Precedent to Buyer's Obligations.  Buyer's obligation to close the acquisition of the Property pursuant to this Agreement is subject to the satisfaction of the conditions precedent to such obligations for Buyer's benefit set forth in Section 4.3.  If Buyer timely provides a Buyer's Disapproval Notice or if Buyer terminates this Agreement by notice to Seller because of the failure of the conditions precedent set forth in Section 4.3, then (a) Escrow Holder shall return the

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Deposit (less the Independent Consideration) to Buyer (plus interest accrued on the Deposit only while held by Escrow Holder) in accordance with Buyer's written instructions within five (5) business days following Buyer's delivery of a written termination notice to Seller and Escrow Holder, (b) Seller and Buyer shall each pay one‑half (1/2) of any escrow cancellation fees or charges, and (c) except for Buyer's indemnity and Buyer’s and Seller’s confidentiality obligations under this Agreement and any other obligations which expressly survive termination of this Agreement, the parties shall have no further rights or obligations to one another under this Agreement.

4.5Conditions Precedent to Seller's Obligations.

4.5.1The Close of Escrow and Seller's obligations with respect to the transactions contemplated by this Agreement are subject to the timely satisfaction or waiver of the following conditions:  (i) Buyer shall have duly performed in all material respects each and every covenant of Buyer hereunder, and (ii) Buyer's representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date.  Without limitation of the foregoing, Buyer shall have timely delivered the Purchase Price pursuant to the provisions of Section 2 above.

4.5.2In the event any of the conditions set forth in Section 4.5.1 have not been timely satisfied, Seller may elect to either (a) terminate this Agreement by delivery of written notice to Buyer and Escrow Holder (provided that the Deposit shall be refunded to Buyer), or (b) waive the applicable condition(s) and proceed to the Closing.  If Seller terminates this Agreement pursuant to this Section 4.5.2, then (A) Seller and Buyer shall each pay one-half (1/2) of any escrow cancellation fees or charges, and (B) except for Buyer's indemnity and Buyer's and Seller's confidentiality obligations under this Agreement and any other obligations which expressly survive termination of this Agreement, the parties shall have no further rights or obligations to one another under this Agreement.

4.6Effect of Closing or Termination.  The Closing shall constitute conclusive evidence that Seller and Buyer have respectively waived any conditions which are not satisfied as of the Closing, and after Closing, neither Buyer nor Seller shall have any right to terminate this Agreement or rescind the purchase and sale of the Property by reason of the failure of any such condition, whether or not such failure was known to or discoverable prior to Closing.

4.7Defective Condition Extension; Termination.  The obligations of Seller under this Agreement are further subject to and contingent upon the following:

4.7.1If Buyer requests and Seller permits, in accordance with Section 4.1.1, any air sampling or other environmental testing or investigation, or any other inspection that could materially alter the physical condition of the Property, other than a non-intrusive Phase I environmental inspection, and as a result of such testing, investigation or other inspection, Seller obtains knowledge of, or Buyer’s inspection of the Property reveals, either (a) the presence of any Hazardous Substances (as defined in Section 10.1.2 of this Agreement) or the violation or potential violation of any Environmental Laws (as defined in Section 10.1.2 of this Agreement) or (b) any structural or other defect in the Improvements, whether or not in violation of any applicable law, ordinance, code, regulation or decree of any governmental authority having jurisdiction over the Property (collectively, a "Defective Condition"), which Seller, in its sole judgment, determines could constitute a potential liability to Seller after the Closing or should be remedied prior to the sale of the Property, Seller shall have the right upon written notice to Buyer on or before the scheduled Closing Date to extend the Outside Closing Date for the period of time necessary to evaluate the possibility of remediating the Defective Condition (not to exceed sixty (60) days) and, if Seller so elects, to complete such remediation at Seller's sole cost and expense.  The

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terms of this Section 4.7 are solely for the benefit of Seller and Buyer shall have no additional right or remedy hereunder as a result of the exercise by Seller of its rights under this Section 4.7.

5.Deliveries to Escrow Holder.

5.1Seller's Deliveries.  Seller hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder at least one (1) business day prior to the Outside Closing Date the following funds, instruments and documents, the delivery of each of which shall be a condition to the Close of Escrow:

5.1.1Deed.  A Grant Deed (the "Deed") in the form of Exhibit "B" attached hereto, duly executed and acknowledged in recordable form by Seller, conveying Seller's interest in the Real Property and Improvements to Buyer;

5.1.2Non-Foreign Certifications.  Certificates duly executed by Seller in the forms of Exhibit "C‑1" and "C‑2" attached hereto (the "Tax Certificates");

5.1.3Assignment of Leases.  Two (2) counterparts of the Assignment of Leases in the form of Exhibit "D" attached hereto (the “Lease Assignment”) duly executed by Seller, pursuant to which Seller shall assign to Buyer all of Seller's right, title and interest in, under and to the Leases;

5.1.4Assignment of Contracts and Assumption Agreement.  Two (2) counterparts of the Assignment of Contracts and Assumption Agreement in the form attached hereto as Exhibit "F" ("Assignment of Contracts"), duly executed by Seller, pursuant to which Seller shall assign to Buyer all of Seller's right, title and interest in, under and to the Contracts;

5.1.5Bill of Sale.  Two (2) counterparts of a Bill of Sale in the form attached hereto as Exhibit "G" ("Bill of Sale"), duly executed by Seller, conveying Seller's right, title and interest in and to the Personal Property;

5.1.6General Assignment.  Two (2) counterparts of a General Assignment in the form of Exhibit "H" attached hereto (the "General Assignment"), duly executed by Seller;

5.1.7NetApp Leases.  Two (2) counterparts of each Lease Agreement (individually, a “NetApp Lease” and collectively, the "NetApp Leases") duly executed by Seller, pursuant to which Seller, as tenant, shall lease back from Buyer, as landlord, the portions of the Real Property known as 1240 Crossman Avenue and 1299 Orleans Drive for a period of two (2) years (covered in a lease), 1260 Crossman Avenue for a period of one (1) year (covered in a lease) and 641 Baltic Avenue, 603-611 Baltic Avenue and 549 Baltic Avenue for a period of six (6) months (covered in a lease). The terms of the NetApp Leases shall, at a minimum, provide that Seller shall have no obligation to pay real property taxes for the Real Property leased pursuant to each such NetApp Lease for the first twelve (12) months of the term thereof, but shall pay such real property taxes thereafter (provided that Tenant's reimbursement obligation for its share of real property taxes for 1240 Crossman Avenue only shall not exceed $500,000), which real property taxes shall be prorated as of the date such NetApp Lease either expires or is terminated for any reason other than a default by Seller, as tenant, thereunder, together with such other terms as Seller and Buyer shall agree to prior to the Contingency Deadline;

5.1.8Tenant Letter.  A letter signed by Seller addressed to the tenants under the Leases advising such tenants of the sale of the Property to Buyer, the transfer of such tenant's security deposit (if any) to Buyer, and directing that all future rent payments and other charges under the Leases

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be forwarded to Buyer at an address to be supplied by Buyer.  Notwithstanding the foregoing, such letters shall not be delivered through escrow with Escrow Holder but shall be sent directly by Seller to the tenants promptly following the Closing; and

5.1.9Proof of Authority.  Such proof of Seller's authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller, as may be reasonably required by Title Company.

5.2Buyer's Deliveries.  Buyer hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder at least one (1) business day prior to the Outside Closing Date (or on the Outside Closing Date with respect to the balance of the Purchase Price (but subject to the terms of Section 2.3 above)) the following funds, instruments and documents, the delivery of each of which shall be a condition to the Close of Escrow:

5.2.1Buyer's Funds.  The balance of the Purchase Price, and such additional funds, if any, necessary to comply with Buyer's obligations hereunder regarding prorations, credits, costs and expenses;

5.2.2Lease Assignment.  Two (2) counterparts of the Lease Assignment duly executed by Buyer;

5.2.3Assignment of Contracts.  Two (2) counterparts of an Assignment of Contracts duly executed by Buyer;

5.2.4Bill of Sale.  Two (2) counterparts of the Bill of Sale duly executed by Buyer;

5.2.5General Assignment.  Two (2) counterparts of the General Assignment duly executed by Buyer;

5.2.6NetApp Leases.  Two (2) counterparts of the NetApp Leases duly executed by Buyer; and

5.2.7Proof of Authority.  Such proof of Buyer's authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer, as may be reasonably required by Title Company.

6.Deliveries Upon Close of Escrow.  Upon the Close of Escrow, Escrow Holder shall promptly undertake all of the following:

6.1Tax Filings.  The Title Company shall file the information return for the sale of the Property required by Section 6045 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder;

6.2Prorations.  Prorate all matters referenced in Section 8 based upon the closing statement delivered into escrow with Escrow Holder signed by the parties;

6.3Recording.  Cause the Deed and any other documents which the parties hereto may mutually direct, to be recorded in the Official Records in the order mutually directed by the parties;

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6.4Buyer Funds.  Disburse from funds deposited by Buyer with Escrow Holder towards payment of all items and costs (including the Purchase Price) chargeable to the account of Buyer pursuant hereto in payment of such items and costs and disburse the balance of such funds, if any, to Buyer;

6.5Documents to Seller.  Deliver to Seller one (1) set of originals of the Lease Assignment, the NetApp Leases, the Assignment of Contracts, the Bill of Sale and the General Assignment executed by Buyer and Seller and a conformed copy of the recorded Deed;

6.6Documents to Buyer.  Deliver to Buyer one (1) set of originals of the Tax Certificates, the Lease Assignment, the Leases, the NetApp Leases, Assignment of Contracts, Bill of Sale and General Assignment executed by Seller and, if applicable Buyer, a conformed copy of the recorded Deed, and, when issued, the Title Policy;

6.7Seller Funds.  Deduct all items chargeable to the account of Seller pursuant to Section 7.  If, as the result of the net prorations and credits pursuant to Section 8, amounts are to be charged to the account of Seller, deduct the total amount of such charges (unless Seller elects to deposit additional funds for such items in escrow with Escrow Holder); and if amounts are to be credited to the account of Seller, disburse such amounts to Seller, or in accordance with Seller's instructions, at Close of Escrow.  Disburse the Purchase Price (as adjusted in accordance with this Agreement) to Seller, or as otherwise directed by Seller, promptly upon the Close of Escrow in accordance with Seller's wire transfer instructions.

7.Costs and Expenses.  Seller shall pay (i) that portion of the Title Policy premium for standard CLTA owner's coverage (without endorsements), (ii) all documentary transfer taxes assessed by the County, and (iii) the Escrow Holder's fee.  In addition, Seller shall pay outside of Escrow all legal and professional fees and costs of attorneys and other consultants and agents retained by Seller.  Buyer shall pay through Escrow (x) all document recording charges and, (y)  the additional Title Policy premium for ALTA extended coverage and any title endorsements requested by Buyer.  Buyer shall pay outside of Escrow all costs and expenses related to the Due Diligence Investigations, all charges for the Survey or any other survey, and all legal and professional fees and costs of attorneys and other consultants and agents retained by Buyer.

8.Prorations.  The following prorations between Seller and Buyer shall be made by Escrow Holder computed as of the Closing Date as indicated below, in each instance, based on either the actual number of days in the year or, if applicable, the actual number of days in the calendar month, in which the Closing occurs.

8.1Ad Valorem Taxes.  All real estate taxes and assessments attributable to the Property will be prorated at Closing.  Seller shall be charged with all such taxes up to, but not including, the Closing Date.  If the applicable tax rate and assessments for the Property have not been established for the tax year in which Closing occurs, the proration of real estate taxes, and assessments will be based upon the rate and assessments for the preceding year plus two percent (2%) with a post-closing reconciliation when the actual tax bills are available.  All taxes imposed because of a change of use of the Property after Closing will be paid by Buyer.  Real property tax refunds and credits received after the Closing which are attributable to a fiscal tax year prior to the Closing shall belong to Seller (except to the extent such amounts must be refunded to the tenants under the Leases), and those which are attributable to the fiscal tax year in which the Closing occurs shall be prorated based upon the date of Closing.

8.2Excise, Transfer and Sales Taxes.  Buyer will be responsible for the payment of all excise, transfer and use taxes imposed with respect to the conveyance of any personal property

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contemplated by this Agreement; provided that the parties agree that no value has been attributed to any personal property included in the sale.

8.3Lease Rentals.  All rents (including all accrued tax and operating expense pass-throughs), charges and revenue of any kind receivable from the Leases which are not delinquent as of the Closing will be prorated at Closing.  Seller will receive all rents (including all accrued tax and operating expense pass-throughs), charges and other revenue of any kind receivable from the Leases up to, but not including, the Closing Date, and Buyer shall receive all such amounts from and after the Closing Date.  No proration will be made with respect to any rents of any kind receivable from the Leases for any period before Closing which are delinquent.  All amounts collected by Buyer subsequent to Closing relating to rents which are delinquent will be promptly remitted to Seller; provided, however, all rents received by Buyer from any specific tenant under a Lease after Closing will be applied first to the rental period under such Lease in which the Closing occurred, second to any current rental period under such Lease following the Closing and third to satisfy delinquent rental obligations under such Lease for any period before Closing not prorated at Closing.  In no event shall Seller be permitted to contact any tenants regarding delinquent rents.  All amounts paid to Seller subsequent to Closing relating to rents which are due and owing for the period prior to Closing shall solely belong to Seller.  All amounts paid to Seller subsequent to Closing relating to rents which are due and owing for the period after Closing shall belong to Buyer.  Notwithstanding the foregoing, if any of such operating expenses and other charges and expenses are payable by tenants under the Leases (collectively, the "Tenant Charges") on an estimated basis, then the Tenant Charges for the period of time in the calendar year prior to the Closing shall be reconciled against actual charges and expenses for such period, provided that such reconciliation shall not be performed until no later than one hundred twenty (120) days following the Closing Date (the "Reconciliation Period").  Upon request therefor by Buyer, Seller shall deliver to Buyer any written materials in Seller’s immediate possession regarding any Tenant Charges incurred by Seller and/or charged to the tenants pursuant to the Leases prior to the Closing.  In accordance with the terms of the Leases (and within the timeframes required thereunder).  Buyer shall prepare such final reconciliation and forward the same to Seller for Seller’s review and reasonable approval prior to sending the reconciliations to the tenants.  If the final reconciliation shows that Seller owes tenants additional sums due to over-collection, Seller shall deliver such amount to Buyer within ten (10) days after receiving such final reconciliation from Buyer.  If the final reconciliation (as reasonably approved by Seller as provided above) shows that Buyer owes Seller additional sums due to under-collection, Buyer shall pay such amount to Seller within ten (10) days after Buyer’s receipt of the under-collected amounts from the tenants (which under-collected amounts Buyer shall use good faith efforts to collect in the ordinary course of business).  Other than as set forth above, there shall not be any further reconciliation of such Tenant Charges after the final reconciliation thereof, the proration of such Tenant Charges pursuant to the final reconciliation being conclusively presumed to be accurate.  After the final reconciliation of Tenant Charges is made by and between the parties, Buyer shall be solely liable and responsible to the tenants under the Leases for such reconciliation of Tenant Charges under the Leases.  The foregoing covenants made by the parties with respect to the final reconciliation of the Tenant Charges shall survive the Closing.

8.4Security Deposit.  Buyer shall be credited and Seller shall be charged with the balance of the security deposit then held by Seller under the Leases.  During the term of this Agreement, Seller shall not apply any security deposits without the prior written consent of Buyer.  In the event that Seller holds any letters of credit as a tenant security deposit, then prior to the Closing Seller shall (i) execute and deliver to Escrow Holder such assignment and/or transfer documents as may be called for under such letters of credit for the transfer of such letters of credit to Buyer, and (ii) at Buyer's option, either deliver into escrow with Escrow Holder or deliver to Buyer, upon confirmation of the Closing, the originals of such letters of credit.  Unless and until Seller delivers to Buyer either a fully executed assignment to Buyer of the beneficial interest under such letter of credit together with the letter of credit issuer's express written consent to such assignment or a full replacement for such letter of credit issued by

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the letter of credit issuer directly in favor of Buyer, Seller agrees, upon Buyer's request for the benefit of Buyer, to draw down on the letter of credit for Buyer's benefit if an event occurs that entitles the "landlord" to draw down on any such letter of credit.  Buyer shall be responsible for the amount of the transfer fee required under such letters of credit.

8.5Operating Expenses.  All utility service charges for electricity, heat and air conditioning service, other utilities, elevator maintenance, common area maintenance, taxes other than real estate taxes such as rental taxes, other expenses incurred in operating the Property that Seller customarily pays and that are not paid by tenants on an estimated or other basis, shall be prorated on an accrual basis so long as Seller has delivered written notice to Buyer at least five (5) business days prior to the Contingency Deadline of any such charges it intends to prorate.  Seller shall pay all such expenses that accrue prior to the Close of Escrow and Buyer shall pay all such expenses accruing on the Close of Escrow and thereafter.  Seller and Buyer shall obtain billings and meter readings as of the Close of Escrow (or shall make reasonable estimates of meter readings if same-day readings are not available) to aid in such prorations (if such utilities cannot be changed to Buyer’s name on the Closing Date).  Insurance or any other operating expense refunds and credits received after the Closing which are attributable to a time period prior to the Closing shall belong to Seller (unless same are required to be refunded to the tenants under the Leases), and those which are attributable to a time period in which the Closing occurs shall be prorated based upon the date of Closing.

8.6Contracts.  Amounts payable under the Contracts being assigned to Buyer shall be prorated on an accrual basis.  Seller shall pay all amounts due thereunder which accrue prior to the Closing Date and Buyer shall pay all amounts accruing on the Closing Date and thereafter.

8.7Leasing Costs.  If the Closing occurs, (a) Seller shall be responsible and shall pay for the costs of tenant improvement work or allowances, and third-party leasing commissions (collectively, the "Leasing Costs"), relating to the initial term of those Leases executed prior to the Effective Date, and (b) Buyer shall be responsible and shall pay for the Leasing Costs relating to or arising from (i) the exercise by any tenant, after the Effective Date, of a renewal, expansion or extension option contained in any of the Leases executed prior to the Effective Date; and (ii) any New Leases, or modifications to Leases in effect as of the Effective Date, entered into after the Effective Date in accordance with the terms of Section 9.1 below.  Any Leasing Costs which are the responsibility of Buyer which are paid by Seller prior to the Closing shall be reimbursed by Buyer to Seller at the Closing through escrow with Escrow Holder.  If, on the Closing Date, there are any outstanding or unpaid Leasing Costs which are the responsibility of Seller as set forth herein, then on the Closing Buyer shall be entitled to a credit toward the payment of the Purchase Price at Closing in the amount of such unpaid Leasing Costs, and following the Closing, Buyer shall assume and be responsible for the payment of such Leasing Costs to the extent of such credit.

8.8Prorations at Closing; Final Adjustment.  At least two (2) business days prior to the Closing Date, the parties shall agree upon all of the prorations to be made and submit a statement to Escrow Holder setting forth the same.  In the event that any prorations, apportionments or computations made under Section 8 through Section 8.7 shall require final adjustment, then the parties shall make the appropriate adjustments promptly when accurate information becomes available and either party hereto shall be entitled to an adjustment to correct the same, but in no event shall such final adjustment occur later than the end of the Reconciliation Period.  Any corrected adjustment or proration shall be paid in cash to the party entitled thereto.  The provisions of this Section 8.8 shall survive the Close of Escrow.

9.Covenants of Seller.  Seller hereby covenants with Buyer, as follows:

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9.1Contracts.  Between the Effective Date and the date which is three (3) business days prior to the expiration of the Property Approval Period, (i) Seller will keep Buyer informed of any new Contracts or Leases that are entered into by Seller or any amendments or modifications to the existing Contracts or Leases, which new Contracts or Leases or modifications will survive Closing or otherwise affect the use, operation or enjoyment of the Property after Closing (collectively, "New Contracts"), and (ii) Buyer shall have no right to object or consent to the terms or conditions of any such New Contracts or amendments or extensions thereto.  Without limiting the generality of the foregoing, Seller will provide Buyer with copies of all New Contracts.  Subsequent to the date which is three (3) business days prior to the expiration of the Property Approval Period, and continuing until the Closing (provided the Agreement has not been terminated), Seller will not enter into any New Contracts without Buyer's prior written consent, which consent may be withheld in Buyer's sole discretion, and which consent will be deemed to have been denied by Buyer if Buyer does not notify Seller in writing to the contrary within three (3) business days after Seller provides written notice to Buyer of such New Contract; provided, however, that Seller shall be entitled to enter into any New Contracts at any time, without Buyer’s prior written consent, if such New Contracts are terminated by Seller prior to the Closing Date.

9.2Operation in the Ordinary Course.  Subject to Section 9.1 above, from the Effective Date until the Close of Escrow, Seller shall (i) operate and manage the Property in the ordinary course and consistent with Seller's past practices, and (ii) perform when due, and otherwise comply with, all of Seller's material obligations and duties under the Leases and the Contracts.  None of the Personal Property shall be removed from the Real Property, unless replaced by unencumbered personal property of equal or greater utility and value.  All Personal Property and Intangible Personal Property shall be conveyed to Buyer by Seller at the Close of Escrow free from any liens, encumbrances or security interests of any kind or nature other than all such matters that the Title Policy may be subject to as set forth in Section 4.2.2, including, without limitation, the Permitted Title Matters.

9.3Tenant Estoppel Certificate.  Seller shall use commercially reasonable efforts to receive estoppel certificates from all the tenants of the Real Property.  As used in this Agreement, “commercially reasonable efforts” shall not include any obligation to institute or threaten legal proceedings, to declare or threaten to declare any person in default, to incur any liabilities, to expend any monies, or to cause any other person to do any of the foregoing.  Each estoppel certificate shall be substantially in the form attached as Exhibit E (or if Seller, after using commercially reasonable efforts to obtain certificates in such form, is unable to obtain the same, then in the form, if any, prescribed in or permitted by the applicable Lease); provided, however, that any provisions of the applicable estoppel certificates respecting defaults, defenses, disputes, environmental matters, claims, offsets, credits, abatements, concessions and recaptures against rent and other charges may be limited to the actual knowledge of the applicable tenant.  Buyer’s failure to object to any estoppel certificate (or any information or provision therein) by written notice to Seller given within five (5) business days after Buyer’s receipt thereof (but not later than the Closing Date) shall be deemed to constitute Buyer’s acceptance and approval thereof.  If an estoppel certificate (or a combination of estoppel certificates) will have a Material Adverse Effect, then notwithstanding anything to the contrary herein, Buyer shall have the right to terminate the Agreement and receive a refund of the Deposit, in which event, neither party shall have any further rights or obligations hereunder except for those obligations that expressly survive termination.  Notwithstanding anything herein to the contrary, Seller’s failure to obtain such estoppel certificates shall in no event be deemed a default by Seller hereunder or  a failed condition that will entitle Buyer to terminate the Agreement and receive a refund of the Deposit, but in the event that Seller fails to obtain an estoppel certificate for any Lease on or before the Outside Closing Date then, subject to the limitations of Section 16.4 hereof,  Seller shall indemnify Buyer and hold Buyer harmless from any and all costs, losses, damages or expenses of any kind or nature arising out of or resulting from any defaults

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by Seller that exist pursuant to such Lease as of the Closing Date. Such indemnification obligation shall survive the Closing.

10.AS-IS Sale and Purchase.  Buyer acknowledges, by its initials as set forth below, that the provisions of this Section 10 have been required by Seller as a material inducement to enter into the contemplated transactions, and the intent and effect of such provisions have been explained to Buyer by Buyer's counsel and have been understood and agreed to by Buyer.

10.1Buyer's Acknowledgment.  As a material inducement to Seller to enter into this Agreement and to convey the Property to Buyer, Buyer hereby acknowledges and agrees that:

10.1.1AS-IS.  Except as otherwise expressly set forth in this Agreement and in the documents delivered by Seller to Buyer at Closing, and subject to Seller's representation and warranties expressly set forth in this Agreement, Buyer is purchasing the Property in its existing condition, "AS-IS, WHERE-IS, WITH ALL FAULTS," and upon the Contingency Deadline has made or has waived all inspections and investigations of the Property and its vicinity which Buyer believes are necessary to protect its own interest in, and its contemplated use of, the Property.

    /s/ DR

Buyer's Initials

10.1.2No Representations.  Other than the express representations and warranties of Seller contained in this Agreement and in the documents delivered by Seller to Buyer at the Closing, neither Seller, nor any person or entity acting by or on behalf of Seller, nor any direct or indirect partner, officer, director, member, manager, employee, agent, affiliate, successor or assign of Seller (collectively, the "Seller Group") has made any representation, warranty, inducement, promise, agreement, assurance or statement, oral or written, of any kind to Buyer upon which Buyer is relying, or in connection with which Buyer has made or will make any decisions concerning the Property or its vicinity including its use, condition, value, entitlements, condemnation actions (current or prospective), compliance with Governmental Regulations (defined below), existence or absence of Hazardous Substances, or the permissibility, feasibility, or convertibility of all or any portion of the Property for any particular use or purpose, including its present or future prospects for sale, lease, development, occupancy or suitability as security for financing.  As used herein, the term "Governmental Regulations" means any laws (including Environmental Laws), ordinances, rules, requirements, resolutions, policy statements and regulations (including those relating to land use, subdivision, zoning, Hazardous Substances, occupational health and safety, handicapped access, water, earthquake hazard reduction, and building and fire codes) of any governmental or quasi-governmental body or agency claiming jurisdiction over the Property.  As used in this Agreement, the following definitions shall apply:  "Environmental Laws" shall mean all federal, state and local laws, ordinances, rules and regulations now or hereafter in force, as amended from time to time, and all federal and state court decisions, consent decrees and orders interpreting or enforcing any of the foregoing, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.  § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C.  § 6901, et seq., and the Clean Water Act, 33 U.S.C.  § 1251, et seq.  "Hazardous Substances" shall mean any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant, or words of similar import, in any of the Environmental Laws, and includes asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum-based products and petroleum additives and derived substances, lead-based paint,

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mold, fungi or bacterial matter, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity.

    /s/ DR

Buyer's Initials

10.1.3No Implied Warranties.  Excluding any express representation or warranty set forth herein and in the documents delivered by Seller to Buyer at the Closing, Seller hereby specifically disclaims:  (a) all warranties implied by law arising out of or with respect to the execution of this Agreement, any aspect or element of the Property, or the performance of Seller's obligations hereunder including all implied warranties of merchantability, habitability and/or fitness for a particular purpose; and (b) any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (i) the nature and condition of the Property or other items conveyed hereunder, including the water, soil, and geology, the suitability thereof and of the Property or other items conveyed hereunder for any and all activities and uses which Buyer may elect to conduct thereon, the existence of any environmental hazards or conditions thereon (including to the presence of asbestos or other Hazardous Substances) or compliance with applicable Environmental Laws; (ii) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, current or potential eminent domain proceedings, condition or otherwise; and (iii) the compliance of the Property or other items conveyed hereunder or its operation with any Governmental Regulations.

    /s/ DR

Buyer's Initials

10.1.4Information Supplied by Seller.  Buyer specifically acknowledges and agrees that, except as expressly contained in this Agreement and in the documents delivered by Seller to Buyer at the Closing, Seller has made no representation or warranty of any nature concerning the accuracy or completeness of any documents delivered or made available for inspection by Seller to Buyer, including the Due Diligence Items and that Buyer has undertaken such inspections of the Property as Buyer deems necessary and appropriate and that Buyer is relying solely upon such investigations and not on any of the Due Diligence Items or any other information provided to Buyer by or on behalf of Seller.  As to the Due Diligence Items, Buyer specifically acknowledges that they have been prepared by third parties with whom Buyer has no privity and Buyer acknowledges and agrees that no warranty or representation, express or implied, has been made, nor shall any be deemed to have been made, to Buyer with respect to any and all Due Diligence Items, either by the Seller Group or by any third parties that prepared the same.

    /s/ DR

Buyer's Initials

10.1.5Release.  As of the Close of Escrow, Buyer and the Buyer Parties (as defined below) hereby (i) assume the risk of adverse matters, including adverse physical conditions, defects, construction defects, environmental, health, safety and welfare matters which may not have been revealed by Buyer’s investigation and evaluation of the Property, and (ii) fully and irrevocably release the Seller Group from any and all claims that Buyer and/or the Buyer Parties may have or thereafter acquire against the Seller Group for any cost, loss, liability, damage, expense, demand, action or cause of action ("Claims") arising from or related to any matter of any nature relating to, and the condition of, the Property, including any Claims arising in connection with any latent or patent construction defects, errors or omissions, compliance with law matters, Hazardous Substances and other environmental matters within, under or upon, or in the vicinity of the Property, any statutory or common law right Buyer may have to receive disclosures from Seller, including any disclosures as to the Property's location within

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areas designated as subject to flooding, fire, seismic or earthquake risks by any federal, state or local entity, the need to obtain flood insurance, the certification of water heater bracing and/or the advisability of obtaining title insurance, or any other condition or circumstance affecting the Property, its financial viability, use or operation, or any portion thereof.  This release includes Claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist in its favor which, if known by Buyer, would materially affect Buyer's release of the Seller Group.  In connection with the general release set forth in this Section 10.1.5, Buyer specifically waives the provisions of California Civil Code Section 1542, which provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

    /s/ DR

Buyer's Initials

Notwithstanding anything to the contrary set forth in this Section 10.1.5, the foregoing release is not intended to and does not cover (i) any claims arising from a breach of Seller's representations or warranties expressly set forth in this Agreement or in the documents delivered by Seller to Buyer at the Closing (ii) any other breach by Seller of an express obligation of Seller under this Agreement which by its terms survives the Close of Escrow, (iii) Seller’s indemnification obligations set forth in Section 9.3, or (iv) Seller’s fraud (herein collectively the "Excluded Claims").

10.1.6California Specific Provisions.

(a)Section 25359.7 of the California Health and Safety Code requires owners of nonresidential property who know or have reasonable cause to believe that a release of Hazardous Substances have come to be located on or beneath real property to provide written notice of that condition to a buyer of said real property.  There is a possibility that a release of Hazardous Substances may have come to be located on or beneath the Property.  By Buyer's execution of this Agreement, Buyer (a) acknowledges Buyer's receipt of the foregoing notice given pursuant to Section 25359.7 of the California Health and Safety Code and that it is aware of the benefits conferred to Buyer by Section 1542 of the California Civil Code and the risks it assumes by any waiver of Buyer's benefits thereunder and (b) as of the Closing Date and after receiving advice of Buyer's legal counsel, waives any and all rights or remedies whatsoever, express, implied, statutory or by operation of law, Buyer may have against Seller, including remedies for actual damages under Section 25359.7 of the California Health and Safety Code, arising out of or resulting from any unknown, unforeseen or unanticipated presence or releases of Hazardous Substances or other hazardous materials from, on or about the Property.

(b)Buyer and Seller acknowledge that Seller is required to disclose if any of the Property lies within the following natural hazardous areas or zones:  (i) a special flood hazard area (any type Zone "A" or "V") designated by the Federal Emergency Management Agency (Cal.  Gov.  Code § 8589.3); (ii) an area of potential flooding shown on a dam failure inundation map designated pursuant to California Government Code Section 8589.5 (Cal.  Gov.  Code § 8589.4); (iii) a very high fire hazard severity zone designated pursuant to California Government Code Section 51178 or 51179 (in which event the owner maintenance obligations of California Government Code Section 51182 would apply) (Cal.  Gov.  Code § 51183.5); (iv) a wildland area that may contain substantial forest fire

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risks and hazards designated pursuant to California Public Resources Code Section 4125 (in which event (x) the Property owner would be subject to maintenance requirements of California Public Resources Code Section 4291 and (y) it would not be the State's responsibility to provide fire protection services to any building or structure located within the wildland area except, if applicable, pursuant to California Public Resources Code Section 4129 or pursuant to a cooperative agreement with a local agency for those purposes pursuant to California Public Resources Code Section 4142) (Cal.  Pub.  Resources Code § 4136); (v) an earthquake fault zone (Cal.  Pub.  Resources Code § 2621.9); or (vi) a seismic hazard zone (and, if applicable, whether a landslide zone or liquefaction zone) (Cal.  Pub.  Resources Code § 2694).  As contemplated in California Civil Code Section 1103.2(b), if an earthquake fault zone, seismic hazard zone, very high fire hazard severity zone or wildland fire area map or accompanying information is not of sufficient accuracy of scale for the Natural Hazard Expert to determine if the Property is within the respective natural hazard zone, then for purposes of the disclosure the Property shall be considered to lie within such natural hazard zone.  Buyer acknowledges and agrees that the written report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges Seller for errors or omission not within their personal knowledge and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above.  In no event shall Seller have any responsibility for matters not actually known to Seller.  THESE HAZARDS MAY LIMIT THE BUYER'S ABILITY TO DEVELOP THE PROPERTY, TO OBTAIN INSURANCE, OR TO RECEIVE ASSISTANCE AFTER A DISASTER.  THE MAPS ON WHICH THESE DISCLOSURES ARE BASED ON ESTIMATES WHERE NATURAL HAZARDS EXIST.  THEY ARE NOT DEFINITIVE INDICATORS OF WHETHER OR NOT A PROPERTY WILL BE AFFECTED BY A NATURAL DISASTER.  BUYER MAY WISH TO OBTAIN PROFESSIONAL ADVICE REGARDING THOSE HAZARDS AND OTHER HAZARDS THAT MAY AFFECT THE PROPERTY.

10.1.7Survival.  The provisions of this Section 10.1 shall survive the Close of Escrow.

11.Seller's Representations and Warranties.  Subject at all times to (i) those matters, if any, disclosed in the Due Diligence Items or any other information delivered to Buyer, and (ii) all applicable provisions of this Agreement, Seller represents and warrants to Buyer as of the Effective Date as follows (provided that, each of the representations and warranties set forth herein is qualified to the extent of any applicable information or exception that is otherwise disclosed in another representation or warranty of Seller herein):

11.1Formation; Authority.  Seller is duly formed, validly existing, and in good standing under laws of the state of its formation.  Seller has full power and authority to enter into this Agreement and to perform this Agreement.  The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained.  All requisite action has been taken by Seller in connection with the entering into of this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby.  The individual(s) executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

11.2Leases.  Other than the Leases in effect as of the Effective Date, which are listed on Exhibit "I" hereto, Seller is not currently a party to any other leases, licenses or other similar occupancy agreements with respect to the leasing or occupancy of the Real Property.  Seller has delivered true, correct and complete copies of each of the Leases.  Seller has no actual knowledge of and has neither given nor received any written notice of default with respect to the Leases.  Except as expressly stated in Exhibit “I”, all leasing commissions due to brokers under the Leases, and all tenant improvement

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obligations, concessions and other tenant inducements, have been fully paid and satisfied by Seller and no such commissions, obligations, concessions or inducements become payable in the future.  Seller has collected and remitted security deposits in accordance with the Leases and applicable law.

11.3Litigation.  To Seller's knowledge, and except as otherwise disclosed in the Due Diligence Items or any other information delivered to Buyer, there is no litigation, arbitration or other legal or administrative suit, action, proceeding or investigation of any kind pending or threatened in writing against Seller relating to ownership or operation of the Real Property or any part thereof which is not covered by insurance, including any condemnation action relating to the Real Property or any part thereof.

11.4Foreign Person.  Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

11.5No Bankruptcy.  No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to Seller’s actual knowledge, threatened) by or against Seller.

11.6Contracts.  Attached hereto as Exhibit “J” is a true, correct and complete list of all management, service, supply, repair and maintenance agreements, equipment leases and all other contracts and agreements (excluding the Leases) with respect to or affecting the Property as of the Effective Date and at Closing the contract list shall not include those Contracts being terminated pursuant to the provisions of this Agreement.  True, correct and complete copies of all Contracts shall be provided to Buyer.  Seller has no actual knowledge of and has neither given nor received any written notice of default with respect to any of the Contracts.

11.7Hazardous Substances.  Except as disclosed in the Due Diligence Items or any other information delivered to Buyer, Seller has not received written notice from any governmental entity alleging that Seller is in violation of any Environmental Laws.

11.8Compliance With Laws.  Seller has not received written notice from any governmental entity of any violations of any laws affecting or applicable to any or all of the Property.

11.9Employees.  There are no employees of Seller employed in connection with the use, management, maintenance or operation of the Property whose employment will continue after the Closing Date, except as is necessary to fulfill Seller’s obligations as tenant pursuant to the NetApp Leases.

11.10Prohibited Person; Patriot Act Compliance.  Neither Seller, nor any person controlling or controlled by Seller is a country, individual or entity named on a Government List, and the monies obtained in connection with this Agreement will not be used for any activities that contravene any applicable Anti-Money Laundering Laws (as hereinafter defined).  Seller is not a person described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed.  Reg.  49,079 (September 24, 2001) and Seller has not engaged in any dealings or transactions or is otherwise associated with any such person.  Neither Seller, nor any person controlling or controlled by Seller (A) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or

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regulation governing money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes (collectively, "Anti-Money Laundering Laws"); (B) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (C) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.

11.11No Additional Consents.  No approval or consent is required from any person (including any partner, shareholder, member, creditor, investor or governmental body) for Seller to execute, deliver or perform this Agreement or the other instruments contemplated hereby or for Seller to consummate the transaction contemplated hereby.

11.12Subsequent Changes.  If Buyer has actual knowledge (as opposed to constructive or imputed knowledge), Buyer, as its sole remedy, shall have the option of either (i) waiving the breach of warranty or change, and proceeding with the Close of Escrow, or (ii) subject to the provisions in Section 11.12 below, terminating this Agreement in accordance with Section 4.4 and Section 11.12 below.  Any such election shall be made by Buyer not later than five (5) business days from Buyer obtaining actual knowledge of such fact, provided that any election by Buyer to terminate shall not be effective unless Seller fails to cure such changed representation or warranty within thirty (30) days following the delivery of Buyer's termination notice.  If Seller elects to cure any changed representation or warranty following a termination of this Agreement by Buyer, and the end of such 30‑day cure period extends beyond the Outside Closing Date, then the Outside Closing Date shall be extended by two (2) business days following the end of such 30‑day cure period.  If Buyer does not so elect to terminate this Agreement pursuant to Section 4.4 and this Section 11.12, then Buyer shall be deemed to have elected to waive its right to terminate this Agreement pursuant to Section 4.4 and this Section 11.12, elected to acquire the Property on the terms set forth in this Agreement, and waived all remedies at law or in equity with respect to any representations or warranties resulting from the facts or circumstances that have actually become known to Buyer.  In no event shall Seller be liable to Buyer for, or be deemed to be in default hereunder by reason of, any breach of Seller’s representation or warranty which results from any change that (A) occurs between the Effective Date and the Closing Date and (B) (1) is permitted under the terms of this Agreement, (2) is beyond the reasonable control of Seller or (3) results from any act or omission of Buyer; provided, however, any breach of such Seller’s representation or warranty in any material respect (other than those that are permitted under the terms of this Agreement) shall, if such breach has a Material Adverse Effect and does not result from any act or omission of Buyer, constitute the non-fulfillment of the condition set forth in Section 4.3.2 and Buyer may elect to terminate this Agreement pursuant to Section 4.4 and this Section 11.12.

11.13Seller's Knowledge.  Whenever phrases such as "to Seller's knowledge" or "Seller has no knowledge" or similar phrases are used in the foregoing representations and warranties, they will be deemed to refer exclusively to matters within the current actual (as opposed to constructive) knowledge of the Seller's Representative, which is the individual with Seller with the most knowledge of the Property.  No duty of inquiry or investigation on the part of Seller or Seller's Representative will be required or implied by the making of any representation or warranty which is so limited to matters within Seller's actual knowledge, and in no event shall Seller's Representative have any personal liability therefor.

11.14Survival.  All of the covenants, representations and warranties of Seller set forth in this Agreement will survive Closing for a period of twelve (12) months after the Closing Date.  No claim for a breach of any covenant, representation or warranty of Seller will be actionable or payable if (i) Buyer does not notify Seller in writing of such breach within said twelve (12) months and commence a "legal action" thereon within fourteen (14) months after the Closing Date, or (ii) the breach in question results from or is based on a condition, state of facts or other matter which was actually known to Buyer prior to Closing.

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12.Buyer's Representations and Warranties.  In addition to any express agreements of Buyer contained herein, the following constitute representations and warranties of Buyer:

12.1Formation; Authority.  Buyer is duly formed, validly existing and in good standing under the laws of the state of its formation.  Buyer has full power and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby.  All requisite action has been taken by Buyer in connection with the entering into of this Agreement and the instruments referenced herein, and the consummation of the transactions contemplated hereby.  The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions hereof and thereof.

12.2Prohibited Person; Patriot Act Compliance.  Neither Buyer, nor any person controlling or controlled by Buyer, is a country, individual or entity named on a Government List, and the monies obtained in connection with this Agreement will not be used for any activities that contravene any applicable Anti-Money Laundering Laws (as hereinafter defined).  Buyer is not a person described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed.  Reg.  49,079 (September 24, 2001) and Buyer has not engaged in any dealings or transactions or is otherwise associated with any such person.  Neither Buyer, nor any person controlling or controlled by Buyer (A) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (B) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (C) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.

13.Casualty and Condemnation.

13.1Casualty.  In the event that prior to the Close of Escrow, the Property, or any portion thereof, is destroyed or materially damaged, Buyer shall accept the Real Property in its then condition and proceed with the consummation of the transaction contemplated by this Agreement; provided, however, that in the case of an Important Building (as defined below) only: (i) there shall be an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage, and (ii) Seller shall assign to Buyer any insurance proceeds payable by reason of such damage or destruction, other than rental abatement/rent loss insurance attributable to the period of time prior to the Closing and the value of any of Seller's tenant improvements and personal property, which shall be retained by or paid to Seller.  Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer's prior written consent.  As used herein, the term “Important Building” shall mean any of the following buildings: 1260 Crossman Avenue and 1240 Crossman Avenue.

13.2Material Condemnation.  In the event that prior to the Close of Escrow, all or any material portion of the Real Property is subject to a taking by a public or governmental authority, Buyer shall have the right, exercisable by giving written notice to Seller by no later than the earlier of (i) within ten (10) days after receiving written notice of such taking or (ii) two (2) business days prior to the Outside Closing Date, either (i) to terminate this Agreement, in which event the Deposit (less the Independent Consideration) and all interest accrued thereon shall be immediately returned to Buyer, any other money or documents in escrow with Escrow Holder shall be returned to the party depositing the same, and (ii) to accept the Real Property in its then condition, without a reduction in the Purchase Price, and to receive an assignment of all of Seller's rights to any condemnation award or proceeds payable by reason of such taking.  If Buyer elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such award without Buyer's prior written consent.

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13.3Non‑Material Condemnation.  In the event that prior to the Close of Escrow, any non-material portion of the Real Property is subject to a taking by any public or governmental authority, Buyer shall accept the Real Property in its then condition and proceed with the consummation of the transaction contemplated by this Agreement, in which event Buyer shall be entitled to an assignment of all of Seller's rights to any award or proceeds payable in connection with such taking.  In the event of any such non-material taking, Seller shall not compromise, settle or adjust any claims to such award without Buyer's prior written consent.

13.4Materiality Standard.  For purposes of this Section 13, a taking of a portion of the Real Property shall be deemed to involve a material portion thereof if the amount of the condemnation award with respect to such taking shall exceed $1,000,000.00 with respect to any particular building (or the underlying land upon which the building sits), individually.

13.5Notice of Casualty and Condemnation.  Seller agrees to give Buyer prompt written notice of any taking of, proposed taking of, damage to or destruction of the Real Property.

14.Notices.  All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered (including by means of professional messenger service or reputable air express service utilizing receipts), and shall be deemed received upon the date of receipt thereof if received prior to 5:00 p.m. (Pacific time) of the recipient's business day, and if not so received, shall be deemed received upon the following business day (provided that with respect to Buyer's Objection Notice or Buyer's Disapproval Notice, the notice may be sent by facsimile and shall be deemed received on the day sent, if received prior to 5:00 p.m.)

To Seller:	NetApp, Inc., 495 East Java Drive Sunnyvale, California 94089 Attn: Ms. Elisabeth Arslaner Facsimile:________________
With copies to:	Sheppard Mullin Richter & Hampton LLP Four Embarcadero Center, 17th Floor San Francisco, California 94111 Attn: Doug Van Gessel Facsimile: (415) 434-3947
To Buyer:	Google Inc. 1600 Amphitheatre Parkway Mountain View, CA 94043 Attn: VP, Real Estate and Work Place Services

and
Google Inc.
1600 Amphitheatre Parkway
Mountain View, CA 94043
Attn:  Legal Department/RE Matters

with a copy to: Allen Matkins Leck Gamble Mallory &	Natsis LLP 1900 Main Street, 5th Floor Irvine, California 92614-7321

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Attn: Sandra A. Jacobson, Esq. Facsimile: (949) 553-8354
To Escrow Holder:	At Escrow Holder's Address set forth in the Summary of Basic Terms.

Notice of change of address shall be given by written notice in the manner detailed in this Section 14.

15.Broker Commissions.  Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no broker or finder has been engaged in connection with any of the transactions contemplated by this Agreement, except for CBRE, who shall be paid by Buyer in accordance with Buyer’s separate agreement with CBRE, Inc.  In the event of any claims for brokers' or finders' fees or commissions in connection with the negotiation, execution or consummation of this Agreement, then as a covenant which shall survive the termination of this Agreement or the Close of Escrow, Buyer shall indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement or representation or agreement by Buyer, and Seller shall indemnify, save harmless and defend Buyer if such claims shall be based upon any statement, representation or agreement made by Seller.

16.Default.

16.1Default by Seller.  In the event that Seller fails to perform any of the material covenants or agreements contained herein which are to be performed by Seller, Buyer may, at its option and as its exclusive remedy, either (i) terminate this Agreement by giving written notice of termination to Seller whereupon Escrow Holder will return to Buyer the Deposit (less the Independent Consideration), Seller shall reimburse Buyer for Buyer’s Due Diligence Expenses, not to exceed One Hundred Thousand Dollars ($100,000.00), and both Buyer and Seller will be relieved of any further obligations or liabilities hereunder, except for those obligations which expressly survive any termination of this Agreement, or (ii) Buyer may seek specific performance of this Agreement; provided, however, that, (a) Buyer shall only be entitled to the remedy in subsection (ii) above, if (1) Buyer commences and files such specific performance action in the appropriate court not later than the earlier of (A) thirty (30) days following the Outside Closing Date or (B) sixty (60) days after Buyer becomes aware of the default by Seller, and (2) Buyer is not in default under this Agreement.  Except as specifically set forth in this Section 16.1, Buyer does hereby specifically waive any right to pursue any other remedy at law or equity for such default of Seller, including any right to seek, claim or obtain damages, punitive damages, consequential damages or any other damages that would be predicated in whole or in part upon loss of bargains, opportunity lost or any loss of anticipated benefits incurred by Buyer.  Buyer shall not be entitled to record a lien or lis pendens against the Property other than in connection and concurrently with the filing of such specific performance action.  For the purposes of this Section 16.1, the term “Buyer’s Due Diligence Expenses” shall mean Buyer’s third party actual out-of-pocket expenses incurred by Buyer and paid (x) to Buyer’s attorneys in connection with the negotiation of this Agreement, and (y) to unrelated and unaffiliated third party consultants in connection with the performance of examinations, inspection and/or investigations of the Real Property.

16.2Default by Buyer.  IN THE EVENT THE BUYER FAILS TO CLOSE OF ESCROW IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT BY REASON OF ANY DEFAULT OF BUYER, BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER.  THEREFORE BUYER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT BUYER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE AN AMOUNT EQUAL TO THE DEPOSIT, TOGETHER WITH THE ACCRUED

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INTEREST THEREON; AND, AS SELLER'S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY) FOR BUYER’S BREACH OF ITS OBLIGATION TO CLOSE ESCROW AND PURCHASE THE PROPERTY, SAID AMOUNT SHALL BE DISBURSED TO SELLER AS THE FULL, AGREED AND LIQUIDATED DAMAGES FOR A BREACH OF THIS AGREEMENT BY BUYER WHICH RESULTS IN THE CLOSE OF ESCROW NOT OCCURRING.  SUCH PAYMENT OF THE DEPOSIT IS NOT INTENDED AS A PENALTY, BUT AS FULL LIQUIDATED DAMAGES FOR SUCH BREACH.  NOTHING CONTAINED IN THIS SECTION 16.2 SHALL LIMIT SELLER'S RIGHT TO RECEIVE REIMBURSEMENT FOR COSTS AND EXPENSES PURSUANT TO SECTION 18.5 BELOW, NOR WAIVE OR AFFECT BUYER'S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS.

/s/ JKB	/s/ DR
SELLER'S INITIALS	BUYER'S INITIALS

16.3Indemnities; Defaults after Closing or Termination.  The limitations on the parties' remedies set forth in Sections 16.1 and 16.2 will not be deemed to prohibit either party from (i) specifically seeking indemnification from the other for any matter with respect to which such other party has agreed hereunder to provide indemnification or from seeking damages from such other party in the event it fails or refuses to provide such indemnification; (ii) subject to the terms, conditions and limitations of this Agreement, seeking damages incurred during the period of time after Closing that a representation or warranty given as of the Closing Date by the other party hereunder survives Closing, for the other party's breach of such representation or warranty discovered after such Closing; or (iii) subject to the terms, conditions and limitations of this Agreement seeking damages or such equitable relief as may be available for the other party's failure to perform after any termination of this Agreement any obligation hereunder which expressly survives such termination; provided, however, that in no event whatsoever will either party be entitled to recover from the other any punitive, consequential or speculative damages.

/s/ JKB /s/ DR
SELLER'S INITIALS	BUYER'S INITIALS

16.4Limited Liability.  Notwithstanding anything to the contrary herein, Buyer on its own behalf and on behalf of its agents, members, partners, employees, representatives, officers, directors, agents, related and affiliated entities, successors and assigns (collectively, the "Buyer Parties") hereby agrees that in no event or circumstance shall any of the members, partners, employees, representatives, officers, directors, agents, property management company, affiliated or related entities of Seller, Seller Group or Seller's property management company have any personal liability under this Agreement.  Notwithstanding anything to the contrary contained in this Agreement:  (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including for any breach of any representation, warranty and/or covenant of Seller) under this Agreement or any documents executed pursuant hereto (excluding the NetApp Leases) or in connection herewith, including the Exhibits attached hereto (collectively, the "Other Documents") shall, under no circumstances whatsoever, exceed One Percent (1%) of the Purchase Price (the "CAP Amount") in the aggregate; and (b) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or any of the Other Documents (excluding the NetApp Leases) may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant, is for an aggregate amount in excess of One Hundred Thousand Dollars ($100,000.00) (the "Floor Amount"), in which event Seller's liability

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respecting any final judgment concerning such claim or claims shall only be for the amount (if any) in excess of the Floor Amount, subject to the CAP Amount set forth in clause (a) above.

17.Assignment.  Buyer may not assign, transfer or convey its rights and obligations under this Agreement or in the Property without the prior written consent of Seller, which consent may be given or withheld in Seller’s sole discretion, and no such approved assignment shall relieve Buyer from its liability under this Agreement until Buyer's assignee has fully performed all of Buyer's obligations hereunder and Close of Escrow has occurred, at which time Buyer shall be released from any further obligations or responsibilities under this Agreement, except for those obligations or responsibilities which specifically survive the Close of Escrow.  Notwithstanding the foregoing, Seller consents in advance to an assignment by Buyer to any entity controlling, controlled by, or under common control with Buyer, so long as:  (i) no such assignment shall be deemed to relieve Buyer from its liability under this Agreement as provided above, and (ii) Buyer shall deliver written notice to Seller of any such assignment at least five (5) business days in advance of the Closing Date.  Any assignee shall assume all of Buyer's obligations hereunder and succeed to all of Buyer's rights and remedies hereunder and any assignment and assumption must be in writing and delivered to Seller at least five (5) business days prior to the Closing Date.

18.Miscellaneous.

18.1Governing Law.  The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California.

18.2Partial Invalidity.  If any term or provision or portion thereof of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision or portion thereof to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

18.3Waivers.  No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained.  No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

18.4Successors and Assigns.  Subject to the provisions of Section 17, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

18.5Professional Fees.  In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit and any appeals therefrom, and enforcement of any judgment in connection therewith, including actual attorneys' fees, accounting and engineering fees, and any other professional fees resulting therefrom.

18.6Entire Agreement.  This Agreement (including all Exhibits attached hereto), together with the NDA dated January 5, 2016 is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto.  This Agreement may not be modified, changed, supplemented or terminated, nor may

SMRH:437330730.11	-27-

any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.  This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute a single instrument.  A party may deliver executed signature pages to this Agreement by facsimile or electronic (portable data format) transmission to the other party, which facsimile or electronic copies shall be deemed to be original executed signature pages binding on the party that so delivered the executed signature pages by facsimile or electronic transmission.  The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

18.7Time of Essence/Business Days.  Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a non-curable (but waivable) default under this Agreement by the party so failing to perform.  Unless the context otherwise requires, all periods terminating on a given day, period of days, or date shall terminate at 5:00 p.m.  (Pacific time) on such date or dates, and references to "days" shall refer to calendar days except if such references are to "business days" which shall refer to days which are not Saturday, Sunday or a legal holiday.  Notwithstanding the foregoing, if any period terminates on a Saturday, Sunday or a legal holiday, under the laws of the State of California, the termination of such period shall be on the next succeeding business day.

18.8Construction.  Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of this Agreement.  Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa.  The terms “include”, “includes”, “including” and words of similar import shall be deemed in all cases to be followed by “without limitation”.  This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same.  Unless otherwise indicated, all references to sections are to this Agreement.  All exhibits referred to in this Agreement are attached and incorporated by this reference.  In the event the date on which Buyer or Seller is required to take any action under the terms of this Agreement is not a business day, the action shall be taken on the next succeeding business day.

18.9Material Adverse Effect.  For purposes of this Agreement, the term "Material Adverse Effect" shall mean an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, is materially adverse to the business, results of operations or financial condition of the Property, taken as a whole, regardless of whether the use of such term is only in respect of a single matter, such as in Section 4.3.2 and taking into consideration the fact that it is Buyer’s intent to demolish all of the Improvements other than the Important Buildings on the Land and build new structures thereon for Buyer’s own use and not for the lease thereof to others; provided, that none of the following shall be included in determining whether a Material Adverse Effect has occurred:  (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic region in which the Property is located or the commercial real estate industry (unless, and only to the extent, such effect, event, development or change affects the Property in a disproportionate manner as compared to other properties in such geographic region affected by such effect, event, development or change), (c) changes in GAAP, (d) the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, venture partners or employees, (e) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism

SMRH:437330730.11	-28-

threatened or underway as of the date of this Agreement (unless, and only to the extent, such effect, event, development or change affects the Property in a disproportionate manner as compared to other properties in the geographic regions affected by such effect, event, development or change), (f) earthquakes, hurricanes or other natural disasters (unless, and only to the extent, such effect, event, development or change affects the Property in a disproportionate manner as compared to other properties in such geographic region affected by such effect, event, development or change), or (g) any action taken by Seller at the request, or with the prior written consent, of Buyer.

19.Intentionally Deleted.

20.Exchange.  Upon the request of a party hereto (the "Requesting Party"), the other party (the "Cooperating Party") shall cooperate with the Requesting Party in Closing the sale of the Property in accordance with this Agreement so as to qualify such transaction as an exchange of like-kind property; provided, however, the Cooperating Party shall not be required to take title to any exchange property and the Cooperating Party will not be required to agree to or assume any covenant, obligation or liability in connection therewith, the Closing hereunder shall not be delayed as a result of, or conditioned upon, such exchange, the Requesting Party shall pay all costs associated with such exchange, and the Requesting Party shall remain primarily liable under this Agreement and indemnify the Cooperating Party from any liability in connection with such exchange.

21.Confidentiality.  Buyer agrees that, (a) except as otherwise provided or required by valid law, (b) except to the extent Buyer considers such documents or information reasonably necessary to prosecute and/or defend any claim made with respect to the Property or this Agreement, and (c) except to the extent reasonably necessary to deliver such documents or information to Buyer's employees, paralegals, attorneys and/or consultants in connection with Buyer's evaluation of this transaction, (i) Buyer, Buyer Parties and Buyer's agents and consultants (collectively, the "Buyer's Representatives"), shall keep the contents of any materials, reports, documents, data, test results, and other information related to the transaction contemplated hereby, including the Due Diligence Items and all information regarding Buyer's acquisition or ownership of the Property confidential, (ii) Buyer and Buyer's Representatives shall keep and maintain the contents of this Agreement, including the amount of consideration being paid by Buyer for the Property confidential, and (iii) Buyer and Buyer's Representatives shall refrain from generating or participating in any publicity or press release regarding this transaction without the prior written consent of Seller.  Buyer acknowledges that significant portions of the Due Diligence Items are proprietary in nature and that Seller would suffer significant and irreparable harm in the event of the misuse or disclosure of the Due Diligence Items.  Without affecting any other rights or remedies that either party may have, Buyer acknowledges and agrees that Seller shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any breach, threatened breach or anticipatory breach of the provisions of this Section 21 by Buyer or any of Buyer's Representatives.  The provisions of this Section 21 shall survive any termination of this Agreement but shall not survive the Closing except for Buyer's covenants in clauses (ii) and (iii) hereof which covenants shall survive the Closing.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

SMRH:437330730.11	-29-

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

“SELLER”NETAPP, INC.,

a Delaware corporation

By:_/s/ Jeffrey K. Bergmann__________

Name: Jeffrey K. Bergmann

Title:_Interim CFO

“BUYER”	GOOGLE INC., a Delaware corporation

By: /s/ David Radcliffe
Name: David Radcliffe
Title: VP, Real Estate

SMRH:437330730.11	-30-

JOINDER BY ESCROW HOLDER

Escrow Holder (as defined in Section 7 of Article I above) hereby (a) acknowledges that it has received this Agreement executed by the Seller and Buyer and accepts the obligations of and instructions for the Escrow Holder set forth herein, and (b) agrees to disburse and/or handle the Deposit, the Purchase Price and all closing documents in accordance with this Agreement.

Dated:  _________, 2016“ESCROW HOLDER”

FIRST AMERICAN TITLE INSURANCE
COMPANY

By:
Name:
Title:

SMRH:437330730.11	-31-

EXHIBIT "A"

LEGAL DESCRIPTION

All that certain Real Property in the City of Sunnyvale, County of Santa Clara, State of California, described as follows:

PARCEL ONE:

ALL OF PARCEL 1 AS SHOWN UPON THAT CERTAIN MAP ENTITLED, "PARCEL MAP BEING A RESUBDIVISION OF PARCEL 6 AS SHOWN ON MAP RECORDED IN BOOK 214 OF MAPS, AT PAGE 23, SANTA CLARA COUNTY RECORDS", WHICH MAP WAS FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON MARCH 1, 1978 IN BOOK 413, AT PAGE 53.

PARCEL TWO:

ALL OF PARCEL A, AS SHOWN UPON THAT CERTAIN MAP ENTITLED, "PARCEL MAP BEING A RESUBDIVISION OF PARCELS 2 AND 3, AS SHOWN ON THAT CERTAIN MAP RECORDED MARCH 1, 1978 IN BOOK 413 OF MAPS, AT PAGE 53, SANTA CLARA COUNTY RECORDS", WHICH MAP WAS FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON AUGUST 21, 1979 IN BOOK 448 OF MAPS, AT PAGES 18 AND 19.

PARCEL THREE:

ALL OF PARCEL 1 AS SHOWN UPON THAT CERTAIN MAP ENTITLED, "PARCEL MAP BEING A RESUBDIVISION OF PARCEL A AS SHOWN ON MAP RECORDED IN BOOK 431 OF MAPS, AT PAGE 32, SANTA CLARA COUNTY RECORDS", WHICH MAP WAS FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA, ON MARCH 08, 1979 IN BOOK 437 OF MAPS, AT PAGE 9.

PARCEL FOUR:

ALL OF PARCEL 2, AS SHOWN UPON THAT CERTAIN MAP ENTITLED, "PARCEL MAP BEING A RESUBDIVISION OF PARCEL A, AS SHOWN ON MAP RECORDED IN BOOK 431 OF MAPS AT PAGE 32, SANTA CLARA COUNTY RECORDS," WHICH MAP WAS FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA, ON MARCH 08, 1979 IN BOOK 437 OF MAPS, AT PAGE 9.

PARCEL FIVE:

ALL OF PARCEL 1, AS SHOWN UPON THAT CERTAIN MAP ENTITLED, "PARCEL MAP LYING WITHIN THE CITY OF SUNNYVALE, BEING A RESUBDIVISION OF PARCEL 5, AS SHOWN ON MAP RECORDED IN BOOK 413 OF MAPS, AT PAGE 53, SANTA CLARA COUNTY RECORDS, CITY OF SUNNYVALE, SANTA CLARA COUNTY, CALIFORNIA," WHICH MAP WAS FILED FOR RECORDED IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON JULY 18, 1978 IN BOOK 423 OF MAPS, AT PAGE 13.

SMRH:437330730.11	-1-

EXCEPTING THEREFROM THE FOLLOWING DESCRIBED PROPERTY GRANTED TO THE SANTA CLARA COUNTY TRANSIT DISTRICT MARCH 28, 1997 UNDER SERIES NO. 13654560:

ALL OF THAT CERTAIN REAL PROPERTY SITUATED IN THE CITY OF SUNNYVALE, COUNTY OF

SANTA CLARA, STATE OF CALIFORNIA, AND BEING A PORTION OF PARCEL 1, AS SAID PARCEL 1 IS SHOWN ON THAT CERTAIN PARCEL MAP FILED IN BOOK 423 OF MAPS, PAGES 13, RECORDS OF SANTA CLARA COUNTY, CALIFORNIA, AND MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE POINT OF INTERSECTION OF THE CENTERLINES OF FAIR OAKS AVENUE AND CROSSMAN ROAD, AS SAID AVENUE AND ROAD ARE SHOWN ON SAID PARCEL MAP; THENCE NORTHERLY ALONG SAID CENTERLINE OF CROSSMAN ROAD NORTH 18° 37' 09" EAST

82.70 FEET; THENCE EASTERLY AT RIGHT ANGLE FROM SAID CENTERLINE OF CROSSMAN ROAD 71° 22' 51" EAST 54.89 FEET TO A POINT ON A CURVE ON THE EASTERLY LINE OF SAID CROSSMAN ROAD; THENCE FROM A TANGENT BEARING OF SOUTH 9° 32' 30" WEST ALONG SAID EASTERLY LINE OF CROSSMAN ROAD AND ALONG SAID CURVE CONCAVE EASTERLY WITH A RADIUS OF 108.99 FEET THROUGH A CENTRAL ANGLE OF 11° 34' 01" AND AN ARC LENGTH OF 22.00 FEET TO THE TRUE POINT OF BEGINNING OF THIS DESCRIPTION; THENCE CONTINUING SOUTHERLY AND SOUTHEASTERLY ALONG SAID EASTERLY LINE OF CROSSMAN ROAD THE FOLLOWING FOUR (4) DESCRIBED COURSES:  (1) CONTINUING ALONG SAID CURVE (FROM A TANGENT BEARING OF SOUTH 2° 01' 41" EAST) CONCAVE EASTERLY WITH A RADIUS OF 108.99 FEET THROUGH A CENTRAL ANGLE OF 23° 25' 59" AN ARC LENGTH OF 44.58 FEET:

(2) SOUTH 25° 27' 40" EAST 79.86 FEET TO A CURVE; (3) SOUTHEASTERLY ALONG SAID CURVE CONCAVE NORTHEASTERLY WITH A RADIUS OF 108.99 FEET, THROUGH A CENTRAL ANGLE OF 9° 00' 00" AND AN ARC LENGTH OF 17.12 FEET:  (4) SOUTH 34° 27' 40" EAST 23.31 FEET TO THE NORTHEASTERLY LINE OF SAID FAIR OAKS AVENUE; THENCE SOUTHEASTERLY ALONG SAID NORTHEASTERLY LINE OF FAIR OAKS AVENUE SOUTH 50° 50' 59" EAST 139.04 FEET; THENCE LEAVING SAID NORTHEASTERLY LINE OF FAIR OAKS AVENUE NORTH 34° 36' 17" WEST 57.40 FEET; THENCE NORTH 50° 50' 13" WEST 32.20 FEET; THENCE NORTH 34° 36' 17" WEST 205.73 FEET TO THE TRUE POINT OF BEGINNING.

APN:  110-36-007 (Affects Parcel Three), 110-36-008 (Affects Parcel Four), 110-36-014 (Affects Parcel One), 110-36-015 (Affects Parcel Two) and 110-36-020 (Affects Parcel Five)

SMRH:437330730.11	-2-

EXHIBIT "B"

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

(Above Space For Recorder's Use Only)

GRANT DEED

THE UNDERSIGNED GRANTOR(s) DECLARE(s):

DOCUMENTARY TRANSFER TAX is $ __________________.  CITY TAX $ __________________.

Computed on full value of property conveyed, or

  Computed on full value less value of liens or encumbrances remaining at time of sale,

  Unincorporated area:    City of _______________________________.

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, NETAPP, INC., a Delaware corporation, hereby GRANTS to GOOGLE INC., a Delaware corporation, that certain real property which is more particularly described on Exhibit "A" which is attached hereto.

Subject to:

1.  Non-delinquent taxes and assessments;

2.  All other covenants, conditions, and restrictions, reservations, rights, rights of way, easements and title matters of record or visible from an inspection of the property or which an accurate survey of the property would disclose.

Dated: __________, 2016	NETAPP, INC., a Delaware corporation By: Name: Title:

SMRH:437330730.11	-1-

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California	)
County of	)

On ____________________, before me, ____________________________, a Notary Public, personally appeared _______________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

SMRH:437330730.11	-2-

EXHIBIT "C-1"

TRANSFEROR'S CERTIFICATION OF NON-FOREIGN STATUS

To inform GOOGLE, INC., a Delaware corporation ("Transferee"), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended ("Code") will not be required upon the transfer of certain real property to the Transferee by NETAPP, INC., a Delaware corporation ("Transferor"), Transferor hereby certifies the following on behalf of the Transferor:

1.The Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

2.The Transferor's U.S. employer identification number is 95-4599813;

3.The Transferor's office address is NetApp, Inc., 495 East Java Drive, Sunnyvale, California 94089;

4.Transferor is not a disregarded entity as defined in § 1.1445-2(b)(2)(iii).

The Transferor understands that this Certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury Transferor declares that Transferor has examined this Certification and to the best of Transferor's knowledge and belief it is true, correct and complete, and Transferor further declares that Transferor has authority to sign this document.

Date:  ________________, 2016

"TRANSFEROR"	NETAPP, INC., a Delaware corporation

By:
Name:
Title:

SMRH:437330730.11	-1-

EXHIBIT "C-2"

SMRH:437330730.11	-1-

TAXABLE YEAR | CALIFORNIA FORM

2016 Real Estate Withholding Certificate 593-C

Part I – Seller/Transferor — **Return this form to your escrow company.**

Name			SSN or ITIN
Spouse's/RDP's name (if jointly owned)			Spouse's/RDP's SSN or ITIN (if jointly owned)
Address (apt./ste., room, PO box, or PMB no.)			☐ FEIN ☐ CA Corp no. ☐ CA SOS file no.
City (If you have a foreign address, see instructions.)	State	ZIP code	Ownership percentage %
Property address (if no street address, provide parcel number and county)			

To determine whether you qualify for a full or partial withholding exemption, check all boxes that apply to the property being sold or transferred. (See instructions)

Part II – Certifications which fully exempt the sale from withholding:

1. ☐ The property qualifies as the seller's/transferor's (or decedent's, if sold by the decedent's estate or trust) principal residence within the meaning of Internal Revenue Code (IRC) Section 121.
2. ☐ The seller/transferor (or decedent, if sold by the decedent's estate or trust) last used the property as the seller's/transferor's (decedent's) principal residence within the meaning of IRC Section 121 without regard to the two-year time period.
3. ☐ The seller/transferor has a loss or zero gain for California income tax purposes on this sale. To check this box you must complete Form 593-E, Real Estate Withholding-Computation of Estimated Gain or Loss, and have a loss or zero gain on line 16.
4. ☐ The property is being compulsorily or involuntarily converted and the seller/transferor intends to acquire property that is similar or related in service or use to qualify for nonrecognition of gain for California income tax purposes under IRC Section 1033.
5. ☐ The transfer qualifies for nonrecognition treatment under IRC Section 351 (transfer to a corporation controlled by the transferor) or IRC Section 721 (contribution to a partnership in exchange for a partnership interest).
6. ☐ The seller/transferor is a corporation (or a limited liability company (LLC) classified as a corporation for federal and California income tax purposes) that is either qualified through the California Secretary of State (SOS) or has a permanent place of business in California.
7. ☐ The seller/transferor is a California partnership or a partnership qualified to do business in California (or an LLC that is classified as a partnership for federal and California income tax purposes and is not a single member LLC that is disregarded for federal and California income tax purposes).
8. ☐ The seller/transferor is a tax-exempt entity under California or federal law.
9. ☐ The seller/transferor is an insurance company, individual retirement account, qualified pension/profit sharing plan, or charitable remainder trust.

Part III – Certifications that may partially or fully exempt the sale from withholding:

Real Estate Escrow Person (REEP): See instructions for amounts to withhold.

10. ☐ The transfer qualifies as a simultaneous like-kind exchange within the meaning of IRC Section 1031.
11. ☐ The transfer qualifies as a deferred like-kind exchange within the meaning of IRC Section 1031.
12. ☐ The transfer of this property is an installment sale where the buyer/transferee is required to withhold on the principal portion of each installment payment. Copies of Form 593-I, Real Estate Withholding Installment Sale Acknowledgement, and the promissory note are attached.

Seller/Transferor Signature

To learn about your privacy rights, how we may use your information, and the consequences for not providing the requested information, go to **ftb.ca.gov** and search for **privacy notice**. To request this notice by mail, call 800.852.5711.

Under penalties of perjury, I hereby certify that the information provided above is, to the best of my knowledge, true and correct. If conditions change, I will promptly inform the withholding agent. I understand that I must retain this form in my records for 5 years and that the Franchise Tax Board may review relevant escrow documents to ensure withholding compliance. Completing this form does **not** exempt me from filing a California income or franchise tax return to report this sale.

Seller's/Transferor's Name and Title ______ Seller's/Transferor's Signature ______ Date ______

Spouse's/RDP's Name ______ Spouse's/RDP's Signature ______ Date ______

Seller/Transferor

If you checked any box in Part II, you are exempt from real estate withholding.

If you checked any box in Part III, you may qualify for a partial or complete withholding exemption.

Except as to an installment sale, if the seller/transferor did not check any box in Part II or Part III of Form 593-C, the withholding will be 3 1/3% (.0333) of the total sales price or the optional gain on sale withholding amount from line 5 of Form 593, Real Estate Withholding Tax Statement. If the seller/transferor does not return the completed Form 593 and Form 593-C by the close of escrow, the withholding will be 3 1/3% (.0333) of the total sales price, unless the type of transaction is an installment sale. If the transaction is an installment sale, the withholding will be 3 1/3% (.0333) of the first installment payment.

If you are withheld upon, the withholding agent should give you one copy of Form 593. Attach a copy to the lower front of your California income tax return and make a copy for your records.

7131163 Form 593-C C2 2015

SMRH:437330730.11	-2-

EXHIBIT "D"

ASSIGNMENT OF LEASES

THIS ASSIGNMENT OF LEASES (this "Assignment") is made this ____ day of _______________, 2016 ("Assignment Date") by and between NETAPP, INC., a Delaware corporation ("Assignor"), and GOOGLE INC., a Delaware corporation ("Assignee").

W I T N E S S E T H:

A.Assignor and Assignee entered into that certain Agreement of Purchase and Sale and Joint Escrow Instructions, dated as of _________________, 2016 (the "Agreement"), respecting the sale of the Property.  Capitalized terms used herein and not separately defined have the meanings ascribed to them in the Agreement.

B.Pursuant to the Agreement, Assignor is obligated to assign to Assignee all of Assignor's right, title and interest in and to the Leases, and Assignee is obligated to assume all of Assignor’s obligations under the Leases arising from and after the Assignment Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Assignment and Assumption.  Effective as of the Assignment Date, Assignor hereby assigns, sells, transfers, sets over and delivers unto Assignee all of Assignor's estate, right, title and interest in and to the Leases (and all security deposits held thereunder) as listed on Schedule 1 and Assignee hereby accepts such assignment.  Assignee hereby assumes all of Assignor’s obligations under the Leases and the performance of all of the terms, covenants and conditions imposed upon Assignor as landlord under the Leases, to the extent accruing or arising on or after the Assignment Date.

2.No Warranties.  Assignee does hereby covenant with Assignor, and represents and warrants to Assignor, that Assignor is transferring the Lease to Assignee without any representation or warranty of any kind or nature (except as expressly set forth in the Agreement).

3.Dispute Costs.  In the event of any dispute between Assignor and Assignee arising out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such dispute, including, without limitation, reasonable attorneys' fees and costs.  Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Assignment shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Assignment and to survive and not be merged into any such judgment.

4.Counterparts.  This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

5.Survival.  This Assignment and the provisions hereof shall inure to the benefit of and be binding upon the parties to this Assignment and their respective successors, heirs and permitted assigns.

6.No Third Party Beneficiaries.  Except as otherwise expressly set forth herein, Assignor and Assignee do not intend, and this Assignment shall not be construed, to create a third-party beneficiary

SMRH:437330730.11	-1-

status or interest in, nor give any third-party beneficiary rights or remedies to, any other person or entity not a party to this Assignment.

7.Governing Law.  This Assignment shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the Assignment Date.

"Assignor"	NETAPP, INC., a Delaware corporation

By:
Name:
Title:

"Assignee"	GOOGLE INC., a Delaware corporation

By:
Name:
Title:

SMRH:437330730.11	-2-

EXHIBIT “E”

TENANT ESTOPPEL CERTIFICATE

TO:	Seller:NetApp, Inc.

495 East Java Drive
Sunnyvale, California 94089

Buyer:	Google Inc. 1600 Amphitheatre Parkway Mountain View, CA 94043
RE:	Lease dated _____________, ____ (the "Lease") for ____________________ (the "Property")

Ladies and Gentlemen:

The undersigned is Tenant under the Lease.  Tenant certifies to NETAPP, INC.  ("Seller"), GOOGLE, INC., and their successors, transferees and assigns (collectively, "Buyer"), and acknowledges and agrees that:

1.	The following information concerning the Lease is true and correct:

Landlord: ("Landlord")

Tenant: ("Tenant")

Premises: ("Premises")
containing __________ rentable square feet

Amendments, Modifications, Assignments Assumptions or Subleases after lease execution:

Commencement Date:

Expiration Date of Term:

Monthly payments under the Lease

Monthly Basic Rental:

Direct Costs (Operating Costs and Taxes):

Base Year:

Renewal Option:

Amount of Security Deposit:

SMRH:437330730.11	-3-

2.

The Lease contains the entire agreement between Landlord and Tenant with respect to the subject matter thereof, has not been modified or amended except as indicated above, no options to purchase or rights of first refusal to purchase are contained therein, and there are no other agreements between them, oral or written, regarding the Premises or the Property.

3.	The Lease (modified as indicated above) is presently in full force and effect in accordance with its terms and Tenant has accepted the Premises.
4.

All rent and additional rent payable under the Lease as of the date of this letter has been paid in full except as follows:.  No rent or additional rent to become payable under the Lease has been paid more than 30 days in advance except as follows:.

5.

To the best of Tenant’s knowledge, no party to the Lease is in default thereunder, and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default thereunder.

6.	Tenant has no counterclaims, defenses or offsets to its obligations under the Lease or to the enforcement of any of the landlord’s rights thereunder.
7.

There are no unfinished tenant improvements required to be completed by Landlord as of the date hereof or any outstanding and unpaid tenant improvement allowances owing to Tenant as of the date hereof, except:

8.	There are no rent concessions, rebates, free rents or similar inducements except as set forth in the Lease.
9.	The Lease is subject and subordinate to any and all existing and future mortgages and any ground lease of the Premises.
10.

Tenant acknowledges that if Lender succeeds to the interest of Landlord under the Lease, Lender shall not be liable for any act or omission of any prior landlord (including Landlord), liable for the return of any advance rental deposit or any security deposit (unless such sums have actually been received by Lender as security for Tenant’s performance under the Lease), subject to any offset or defense which Tenant may have against any such prior landlord or bound by any rent or additional rent Tenant may have paid for more than the current month, or bound by any assignment, surrender, termination, cancellation, waiver, release, amendment or modification of the Lease not expressly permitted by the Lease made without its express written consent.

11.

There has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States, or any state thereof, or any other action brought under said bankruptcy laws with respect to Tenant that has not been removed.

12.

Any guaranty agreement provided in connection with the Lease remains in full force and effect, no amounts are due from guarantor or have been paid by guarantor under such guaranty and there are no existing credits, defenses, offsets or counterclaims which

SMRH:437330730.11	-4-

guarantor has against Landlord or Tenant which would adversely affect the enforcement of the guaranty by Landlord.

Tenant acknowledges that Buyer and Seller have requested this letter in connection with a proposed sale of the Premises, and that Buyer and Seller may rely on the information set forth in this letter.

By:
Name:
Title:
Dated:

The undersigned hereby acknowledges and agrees to the foregoing Estoppel Certificate.

“Guarantor”

_____________________

By:  _____________________
Name:  ___________________
Title:  ____________________

SMRH:437330730.11	-5-

EXHIBIT "F"

ASSIGNMENT OF CONTRACTS AND ASSUMPTION AGREEMENT

This Assignment of Contracts and Assumption Agreement (the "Assignment") is made and entered into as of this ____ day of ________, 2016 ("Assignment Date"), by and between NETAPP, INC., a Delaware corporation ("Assignor"), and GOOGLE INC., a Delaware corporation ("Assignee"), with reference to the following facts.

R E C I T A L S :

A.Assignor and Assignee are parties to that certain Agreement of Purchase and Sale and Joint Escrow Instructions, made and entered into as of __________, 2016 (the "Agreement"), pursuant to which Assignor agreed to sell to Assignee, and Assignee agreed to purchase from Assignor the Property.  Capitalized terms used herein and not separately defined have the meanings ascribed to them in the Agreement.

B.Assignee has acquired fee title to the Real Property from Assignor on the Assignment Date.  Assignor now desires to assign and transfer to Assignee all of Assignor's rights and interests in, to and under the Property Contracts.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.Assignment and Assumption.  Effective as of the Assignment Date, Assignor hereby grants, transfers, conveys, assigns and delegates to Assignee all of its rights, interests, duties and obligations of Assignor in, to and under the Property Contracts listed on Schedule 1.  Assignee hereby accepts such assignment and delegation by Assignor and agrees to fully perform and assume all the obligations of Assignor under the Property Contracts first arising from and after the Assignment Date.

2.No Warranties.  Assignee does hereby acknowledge and agree, and represents and warrants to Assignor, that Assignor is transferring each of the Property Contracts to Assignee (to the extent the terms of any of the Property Contracts do not limit or restrict such right) without any warranty of any kind or nature except as set forth in the Purchase Agreement.  This Assignment shall not be construed as a representation or warranty by Assignor as to the transferability or enforceability of the Property Contracts, and Assignor shall have no liability to Assignee in the event that any or all of the Property Contracts (a) are not transferable to Assignee or (b) are canceled or terminated by reason of this Assignment or any acts of Assignee.

3.Dispute Costs.  In the event of any dispute between Assignor and Assignee arising out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such dispute, including, without limitation, reasonable attorneys' fees and costs.  Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Assignment shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Assignment and to survive and not be merged into any such judgment.

4.Counterparts.  This Assignment may be executed in counterparts, each of which shall be deemed an original, and all of which shall taken together be deemed one document.

SMRH:437330730.11	-1-

5.Survival.  This Assignment and the provisions hereof shall inure to the benefit of and be binding upon the parties to this Assignment and their respective successors, heirs and permitted assigns.

6.No Third Party Beneficiaries.  Except as otherwise expressly set forth herein, Assignor and Assignee do not intend, and this Assignment shall not be construed, to create a third-party beneficiary status or interest in, nor give any third-party beneficiary rights or remedies to, any other person or entity not a party to this Assignment.

7.Governing Law.  This Assignment shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the Assignment Date.

ASSIGNOR:

NETAPP, INC.,
a Delaware corporation

By:
Name:
Title:

ASSIGNEE:

GOOGLE INC.,
a Delaware corporation

By:
Name:
Title:

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EXHIBIT "G"

BILL OF SALE

Reference is made to that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated as of ______________, 2016, by and between NETAPP, INC., a Delaware corporation (“Seller”), and GOOGLE INC., a Delaware corporation (“Buyer”) (the "Agreement").  Capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller does hereby GRANT, SELL, CONVEY, TRANSFER AND DELIVER to Buyer without any warranty of any kind, any and all of Seller's rights, title and interests in and to the Personal Property (as defined in the Agreement); provided, however, such transfer, assignment and sale shall not include any right to use the name "NetApp," and/or any other similar name relating to any of such names.

From and after the date of this Bill of Sale, it is intended by the parties that Buyer and its successors and assigns shall have the right to use, have, hold and own the Personal Property forever.  This Bill of Sale may be executed in counterparts, each of which shall be deemed an original, and all of which shall taken together be deemed one document.  Seller and Buyer agree that the delivery of an executed copy of this Bill of Sale by facsimile shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Bill of Sale had been delivered.

Buyer hereby acknowledges, covenants, represents and warrants that Seller has made absolutely no warranties or representations of any kind or nature regarding title to the Personal Property or the condition of the Personal Property except as expressly set forth in the Purchase Agreement.

Buyer on behalf of itself and its officers, directors, employees, partners, agents, representatives, successors and assigns hereby agrees that in no event or circumstance shall Seller or its partners, members, trustees, employees, representatives, officers, related or affiliated entities, successors or assigns have any personal liability under this Bill of Sale, or to any of Buyer's creditors, or to any other party in connection with the Personal Property or the Property.

This Bill of Sale may be executed in counterparts, each of which shall be deemed an original, and all of which shall taken together be deemed one document.

This Bill of Sale shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of California.

SMRH:437330730.11	-1-

IN WITNESS WHEREOF, this Bill of Sale has been executed as of this ___ day of __________, 2016.

SELLER:

NETAPP, INC.,
a Delaware corporation

By:
Name:
Title:

BUYER:

GOOGLE INC.,
a Delaware corporation

By:
Name:
Title:

SMRH:437330730.11	-2-

EXHIBIT "H"

GENERAL ASSIGNMENT

This General Assignment (this “Assignment”) is made as of the ____ day of ______________, 2016 ("Assignment Date"), by NETAPP, INC., a Delaware corporation (the "Assignor"), and GOOGLE INC., a Delaware corporation (the “Assignee").

Pursuant to that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated as of ______________, 2016 (the "Agreement"), Assignee has this day acquired from Assignor the Property.  Capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

In consideration of the acquisition of the Property by Assignee and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Assignment.  Assignor hereby assigns, transfers and sets over unto Assignee, without representation or warranty of any kind, and Assignee hereby accepts from Assignor, any and all of Assignor's right, title and interest in and to (i) all freely transferable warranties and guaranties (collectively, the "Warranties and Guaranties"), if any, with respect to the Property and (ii) all freely transferable consents, authorizations, variances or waivers, licenses, permits and approvals (collectively, the "Approvals") from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality of any nature relating solely to the Property.

2.No Warranties.  Assignee does hereby acknowledge and agree, and represents and warrants to Assignor, that Assignor is transferring each of the Warranties and Guaranties and the Approvals to Assignee (to the extent the terms thereof do not limit or restrict such right) without any warranty of any kind or nature except as expressly set forth in the Purchase Agreement.  This Assignment shall not be construed as a representation or warranty by Assignor as to the transferability or enforceability of the Warranties and Guaranties or the Approvals, and Assignor shall have no liability to Assignee in the event that any or all of the Warranties and Guaranties and the Approvals (a) are not transferable to Assignee or (b) are canceled or terminated by reason of this Assignment or any acts of Assignee.

3.Dispute Costs.  In the event of any dispute between Assignor and Assignee arising out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such dispute, including, without limitation, reasonable attorneys' fees and costs.  Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Assignment shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Assignment and to survive and not be merged into any such judgment.

4.Counterparts.  This Assignment may be executed in counterparts, each of which shall be deemed an original, and all of which shall taken together be deemed one document.

5.Survival.  This Assignment and the provisions hereof shall inure to the benefit of and be binding upon the parties to this Assignment and their respective successors, heirs and permitted assigns.

6.No Third Party Beneficiaries.  Except as otherwise expressly set forth herein, Assignor and Assignee do not intend, and this Assignment shall not be construed, to create a third-party beneficiary

SMRH:437330730.11	-1-

status or interest in, nor give any third-party beneficiary rights or remedies to, any other person or entity not a party to this Assignment.

7.Governing Law.  This Assignment shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, Assignor and Assignee have caused this instrument to be executed as of the Assignment Date.

"ASSIGNOR"

NETAPP, INC.,
a Delaware corporation

By:
Name:
Title:

“ASSIGNEE”

GOOGLE INC.,
a Delaware corporation

By:
Name:
Title:

SMRH:437330730.11	-2-

EXHIBIT "I"

LIST OF LEASES

Triple Net Space Lease (Single-Tenant – Tenant Buildout) dated June 25, 2010 with Cepheid, a California corporation (as amended)

Triple Net Space Lease (Multi-Tenant) dated September 24, 2010 with Bloom Energy Corporation, a Delaware corporation (as amended)

Lease dated June 17, 1996 with Quicklogic Corporation, a Delaware corporation

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EXHIBIT "J"

LIST OF SERVICE CONTRACTS

KCI Sweeping Contract dated April 22, 2015

Cummins West Contract dated February 19, 2013

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EXHIBIT "K"

SELLER’S LEASING COSTS

NONE.

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EXHIBIT "L"

EXCLUDED PERSONAL PROPERTY

1 Each - Cummins 2,000 kW diesel generator located in the equipment pad of 1240 Crossman

4 each – Chargepoint CT2000 Electric Vehicle Charging Stations located in the back parking lot of 1260 Crossman Ave on the east side of the building

4 each – Chargepoint CT2000 Electric Vehicle Charging Stations located in the back parking lot of 1240 Crossman Ave on the north side of the building

All existing IT cabinets in various locations within all the buildings

All existing network infrastructure within the buildings, including UPS serving the network equipment, excluding cableplant

All modular furniture in 6 x 6 and 8 x 7 configurations and conference room furniture in 641 Baltic

All existing furniture within the lobby and all modular furniture on the 2nd floor of 1260 Crossman

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EXHIBIT "M"

DUE DILIGENCE ITEMS

•	Copies of all leases, any amendments, guaranties, Letters of Credit, and letter agreements relating thereto, and all other agreements relating to the Property.
•	Copies of all operating contracts, and all service and maintenance agreements, if any, and any amendments and letter agreements relating thereto.
•

Engineering, environmental and physical inspection reports generated by third parties in Seller's possession or control regarding the Property, including soil reports and maintenance records for mechanical equipment.

•	Current tenant billing statements.
•	Current aged receivable report and security deposit ledger.
•	Annual tenant reconciliation statements for the past 3 years.
•	Copies of recent property tax bills and assessor's statements of current assessed value.
•	Any existing survey of the Property.
•	Copies of all warranty agreements in Seller's possession covering all real or personal property to be conveyed, to the extent still in effect.
•

Copies of all approvals, permits and licenses from each governmental authority having jurisdiction over the Property as are necessary to permit the full use and occupancy of the Property.  These shall include but not be limited to: environmental permits and approvals, certificate of completion, certificates of occupancy (each tenant's suite and the entire property) and evidence of compliance with applicable zoning and use regulations.

•	A detailed summary of all unresolved legal actions concerning the Property, including actions taken on behalf of or against the ownership of the Property.

SMRH:437330730.11	-2-

AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS

BETWEEN

NETAPP, INC.,
a Delaware corporation

as SELLER

and

GOOGLE INC.,
a Delaware corporation

as BUYER

SMRH:437330730.11

TABLE OF CONTENTS

Page

I	SUMMARY AND DEFINITION OF BASIC TERMS1
II	RECITALS2
III	AGREEMENT4
1.	Purchase and Sale4
2.	Purchase Price4
2.1	Purchase Price4
2.2	Deposit4
2.3	Cash Balance5
2.4	Independent Contract Consideration5
3.	Escrow and Title5
3.1	Opening of Escrow5
3.2	Close of Escrow/Closing5
4.	Contingencies; Conditions Precedent to the Close of Escrow6
4.1	Buyer's Review6
4.2	Title and Survey7
4.3	Conditions Precedent to Buyer's Obligation to Close9
4.4	Failure of Conditions Precedent to Buyer's Obligations9
4.5	Conditions Precedent to Seller's Obligations10
4.6	Effect of Closing or Termination10
4.7	Defective Condition Extension; Termination10
5.	Deliveries to Escrow Holder11
5.1	Seller's Deliveries11
5.2	Buyer's Deliveries12
6.	Deliveries Upon Close of Escrow12
6.1	Tax Filings12
6.2	Prorations12
6.3	Recording12
6.4	Buyer Funds13
6.5	Documents to Seller13
6.6	Documents to Buyer13
6.7	Seller Funds13
7.	Costs and Expenses13
8.	Prorations13
8.1	Ad Valorem Taxes13
8.2	Excise, Transfer and Sales Taxes13
8.3	Lease Rentals14
8.4	Security Deposit14

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Page

8.5	Operating Expenses14
8.6	Contracts15
8.7	Leasing Costs15
8.8	Prorations at Closing; Final Adjustment15
9.	Covenants of Seller15
9.1	Contracts15
9.2	Operation in the Ordinary Course16
9.3	Tenant Estoppel Certificate16
10.	AS-IS Sale and Purchase16
10.1	Buyer's Acknowledgment16
11.	Seller's Representations and Warranties19
11.1	Formation; Authority20
11.2	Leases20
11.3	Litigation20
11.4	Foreign Person20
11.5	No Bankruptcy20
11.6	Contracts20
11.7	Hazardous Substances20
11.8	Compliance With Laws20
11.9	Employees21
11.10	Prohibited Person; Patriot Act Compliance21
11.11	No Additional Consents21
11.12	Subsequent Changes21
11.13	Seller's Knowledge22
11.14	Survival22
12.	Buyer's Representations and Warranties22
12.1	Formation; Authority22
13.	Casualty and Condemnation22
13.1	Casualty22
13.2	Material Condemnation22
13.3	Non‑Material Condemnation23
13.4	Materiality Standard23
13.5	Notice of Casualty and Condemnation23
14.	Notices23
15.	Broker Commissions24
16.	Default24
16.1	Default by Seller24
16.2	Default by Buyer24
16.3	Indemnities; Defaults after Closing or Termination25
16.4	Limited Liability25
17.	Assignment26

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Page

18.	Miscellaneous26
18.1	Governing Law26
18.2	Partial Invalidity26
18.3	Waivers26
18.4	Successors and Assigns26
18.5	Professional Fees26
18.6	Entire Agreement27
18.7	Time of Essence/Business Days27
18.8	Construction27
18.9	Material Adverse Effect27
19.	Intentionally Deleted27
20.	Exchange27
21.	Confidentiality28

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INDEX

Page(s)

Additional Deposit2

Agreement1

Anti-Money Laundering Laws22

Assignment of Contracts11

Bill of Sale11

Buildings1

Buyer1

Buyer Parties27

Buyer's Disapproval Notice7

Buyer's Notice Address1

Buyer's Representatives29

CAP Amount27

Claims19

Close of Escrow5

Closing5

Contingency Deadline2

Contracts6

Cooperating Party29

Deed5, 11

Defective Condition11

Deposit4

Due Diligence Investigations3

Due Diligence Items6

Effective Date1

Environmental Laws18

Escrow Holder2

Escrow Holder's Notice Address2

Escrow Instructions.5

Excluded Claims19

Floor Amount27

General Assignment11

Governmental Regulations17

Hazardous Substances18

Improvements3

Initial Deposit2

Intangible Personal Property3

Interim Date8

Intrusive Tests7

Land2

Leases3

Leasing Costs15

Material Adverse Effect29

Monetary Liens8

Natural Hazard Expert2

New Contracts16

Objection Notice8

Opening of Escrow5

Other Documents27

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Page(s)

Outside Closing Date2

Property3

Property Approval Period7

PTR8

Purchase Price1

Real Property3

Reconciliation Period14

Reports6

Requesting Party29

Seller1

Seller Group17

Seller's Representative2

Seller's Response8

Tax Certificates11

Tenant Charges14

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